EXHIBIT 2.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION COPY

LICENSE AND SUPPLY AGREEMENT

between

WOMEN FIRST HEALTHCARE, INC.

and

SHIRE PHARMACEUTICALS IRELAND LIMITED

for

CERTAIN INTERNATIONAL RIGHTS TO

VANIQA® (EFLORNITHINE HYDROCHLORIDE) CREAM

Dated as of December 15, 2003

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)

TABLE OF CONTENTS (continued)

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)

(iii)

LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT (this “Agreement”), dated as of December 15, 2003 (the “Effective Date”), is between WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (“WFHC”), and SHIRE PHARMACEUTICALS IRELAND LIMITED, a company incorporated in Ireland, registered number 349143 whose registered office is at 6 Fitzwilliam Square, Dublin 2, Ireland (“Shire”).

RECITALS

WHEREAS, WFHC possesses certain rights, title and interest in and to the Product (defined below), including rights under the Master Vaniqa® License Agreement (defined below) and the Master Vaniqa® Supply Agreement (defined below);

WHEREAS, in consideration of the payments to be made by Shire hereunder, WFHC desires to license and assign to Shire certain rights, title and interest to the Product in the Territory (defined below) on the terms, and subject to the conditions, set forth in this Agreement; and

WHEREAS, Shire desires to obtain such license and others rights, title and interest to the Product in the Territory on the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.

DEFINITIONS

Section 1.01. Definitions.

For purposes of this Agreement:

“Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term “control”, as applied to any Person, means the ownership or control, directly or indirectly, of more than 50% of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an “Affiliate” only during the time that such “control” exists.

“BMS” shall mean Bristol-Myers Squibb Company, a Delaware corporation.

“BMS Know-How” shall mean the know-how licensed to WFHC by BMS pursuant to the Master Vaniqa® License Agreement.

“BMS Manufacturing Know-How” shall mean the manufacturing know-how licensed to WFHC by BMS pursuant to the Master Vaniqa® Supply Agreement.

“BMS Patents” shall mean (a) U.S. Patent Application Serial Number 10/224890 and U.S. Patent Application Serial Number 10/219087, (b) all divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, or renewal applications related to the foregoing; and (c) all foreign equivalents to any of the foregoing. All such patents and foreign equivalents granted or filed as of the date of this Agreement are set forth on Schedule 2 hereto.

“Business” shall mean the business of the development, manufacture, marketing, use, distribution and sale of the Product and the Licensed Improvements for the Indication.

“Contract” shall mean any agreement, arrangement, understanding, contract, evidence of indebtedness, purchase order, lease, security or pledge agreement, or license to which a Person is a party or is bound.

“Controlled by” shall mean with respect to any know-how, copyright, patent or other intellectual property right that a party owns, has a license to, or otherwise uses such know-how, copyright, patent or other intellectual property right and has the ability to grant to the other party title, access, a license or a sublicense (as applicable) to such know-how, copyright, patent or other intellectual property right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party existing at the time such party would be first required under this Agreement to grant the other party such title, access, license or sublicense.

“Copyright” shall mean the copyright Controlled by WFHC as set forth on Schedule 4.

“Disclosure Schedule” shall mean the schedules delivered by WFHC to Shire and attached hereto which shall qualify the representations and warranties set forth in Section 5.01 of this Agreement.

“EU Transfer Application” shall mean the documents to be submitted to the EMEA in the form attached hereto as Exhibit K.

“European Union” shall mean the European Union and each of its member and associated member states (including without limitation Iceland, Norway and Liechtenstein) as constituted on the Closing Date and Estonia, Latvia, Lithuania, Poland, Czech Republic, Slovakia, Hungary, Slovenia, Malta and Cyprus; provided that the term “European Union,” as used in this Agreement, shall also include any further additional member state which may accede to the European Union after the Closing Date unless (i) the accession of such member state to the Territory (defined below) would conflict with the terms of any rights to the Product or any improvements thereto which WFHC or its Affiliates may have licensed, sold, divested or otherwise transferred, to another Person prior to the accession of such member state or (ii) WFHC or its Affiliates have commenced development, marketing, distribution, sale or other commercialization efforts with respect to the Product or any Improvements thereto in such acceding member state.

“FDA” shall mean the United States Food & Drug Administration, or any successor entity.

“Firm Order” shall mean a written irrevocable firm purchase order for the Product, which order shall include a delivery schedule specifying the requested delivery date and quantity of the Product ordered, and the location to which shipment of the Product is to be delivered.

“Fully-Burdened Cost” shall mean: (a) in connection with the manufacture, labeling and packaging of the Product, the cost of materials, labor and variable overhead incurred in manufacturing plus the fully absorbed allocation of fixed overhead (including without limitation a reasonable allocation of idle plant charges), in each case with respect to the facility at which such Product is manufactured; and (b) in connection with the performance or provision of a service, the direct and indirect costs incurred by a party to perform or provide the service (including without limitation reasonable overhead charges), determined in accordance with GAAP; in each case as evidenced by reasonably detailed supporting documentation and prepared consistently from period to period.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Gillette” shall mean The Gillette Company, a Delaware corporation.

“Gillette Know-How” shall mean the know-how licensed to WFHC by Gillette pursuant to the Master Vaniqa® License Agreement.

“Gillette Patents” shall mean (a) U.S. Patents 4,720,489 and 5,648,394; (b) all divisionals, continuations, continuations-in-part, reissues, extensions, reexaminations, or renewal applications related to the foregoing; and (c) all foreign equivalents to any of the foregoing. All such Gillette Patents granted or filed as of the date of the Master Vaniqa® License Agreement are set forth on Schedule 1 hereto.

“Governmental Authority” shall mean any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or other instrumentality of any country, state, county, city or other political subdivision.

“HMR License” shall mean the immunity from suit and reference rights set forth in that certain agreement between Gillette and Hoescht Marion Roussel, Inc., et al., dated May 6, 1996, a copy of which is attached hereto as Exhibit D.

“Improvement” shall mean any modification by WFHC, Shire or their respective Affiliates to the Product, including, without limitation, any modification in its manufacture, composition, preparation, means of delivery or dosage and reformulations, derivatives or presentations of the Product (including prescription and over-the-counter formulations) but shall specifically exclude (a) any such modification by Gillette, BMS or any of their respective Affiliates (as such term is defined in the Master Vaniqa® License Agreement) and (b) any modification to the Product that alters or substitutes the Product’s active ingredient, eflornithine hydrochloride.

“Indication” shall mean the treatment of unwanted facial hair in women.

“Liability” shall mean any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Licensed Improvement” shall mean any Improvement that is not a Select Improvement discovered, invented, developed or acquired by WFHC and to which Shire does not acquire rights pursuant to Section 10.01.

“Licensed Intellectual Property” shall mean, collectively, the (a) Gillette Patents, (b) Gillette Know-How, (c) BMS Know-How, (d) BMS Manufacturing Know-How, (e) Manufacturing Know How, (f) WFHC Know-How, (g) Trade Dress, (h) Copyright and (i) HMR License licensed to Shire under Section 2 of this Agreement.

“Licensed Regulatory Documentation” shall mean all Regulatory Documentation other than the Transferred Regulatory Documentation.

“Licensor Consents” shall mean the BMS Consent and the Gillette Consent.

“Lien” shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Manufacturing Know-How” shall mean the percentages and specifications of ingredients, the manufacturing processes, specifications, technology, inventions, assays, quality control and testing procedures, know-how and trade secrets Controlled by WFHC or its Affiliates as of the Closing Date and used to manufacture, formulate, test and package the Product for research, sale, marketing and distribution, including, without limitation, the manufacturing know-how acquired by WFHC pursuant to the Master Vaniqa® Purchase Agreement.

“Master Retained Information” shall mean retained information licensed to WFHC by BMS, Gillette and the Partnership pursuant to Section 2.03 of the Master Vaniqa® Purchase Agreement.

“Master Vaniqa® License Agreement” shall mean that certain License Agreement dated June 25, 2002, among WFHC, Gillette and BMS in effect as of the Effective Date, together with the understandings and agreements related thereto that are contained in the Gillette Consent, copies of which are attached hereto as Exhibit A and Exhibit E-1, respectively. For the avoidance of doubt, and without limitation to any right of Gillette to terminate the Master Vaniqa® License Agreement, for purposes of this Agreement, the term “Master Vaniqa® License Agreement” shall not include any reference to any amendment, supplement or other modification to such agreement after the Effective Date that would adversely impair the rights or expand the obligations of Shire hereunder unless and until Shire has consented in writing to the same.

“Master Vaniqa® Purchase Agreement” shall mean that certain Asset Purchase Agreement for Vaniqa® dated June 25, 2002 among WFHC, Gillette, BMS and the Partnership, a copy of which is attached hereto as Exhibit C.

“Master Vaniqa® Supply Agreement” shall mean that certain Supply Agreement dated June 25, 2002, as amended pursuant to the First Amendment to Supply Agreement dated September 8, 2003, between WFHC and BMS in effect as at the Effective Date, a copy of which is attached hereto as Exhibit B. For the avoidance of doubt the Master Vaniqa® Supply Agreement shall not include any reference to any amendment, supplement or other modification after the Effective Date that would adversely impair the rights or expand the obligations of Shire hereunder unless and until Shire has consented in writing to the same.

“Material Adverse Effect” shall mean, with respect to a Person, a material adverse effect, whether individually or in the aggregate, (a) on the business, operations, financial condition, assets or properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby, provided, however, a Material Adverse Effect shall not include general economic or industry circumstances or events, or economic or industry trends.

“NDA” shall mean any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.5 et seq., and any equivalent application filed with any Governmental Entity.

“Partnership” shall mean Westwood-Squibb Colton Holdings Partnership, a dissolved partnership and former party to the Master Vaniqa® Purchase Agreement.

“Patents” shall mean patents and patent applications, and all additions, divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, extensions, registrations and renewals of any of the foregoing.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Authority).

“Product” shall mean the prescription form of VANIQA® (eflornithine hydrochloride) Cream 13.9%. For the avoidance of doubt, the parties acknowledge that, based on the methodology of calculation imposed by the the applicable Governmental Authorities in the European Union the nominal percentage of eflornithine hydrochloride under the Product Registration for the European Union is 11.5%, and such nominal percentage may differ in other countries within the Territory based on the methodology of calculation imposed by the applicable Governmental Authorities in such countries.

“Product Registrations” shall mean the NDAs (including any marketing authorization approvals) and comparable regulatory filings and approvals for the Product Controlled by WFHC or held in BMS’ name on WFHC’s behalf, including without limitation the Product Registrations described in Schedule 6.

“Registered Intellectual Property” shall mean any Licensed Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity or other public legal authority in each case as set forth in Schedule 5.

“Regulatory Documentation” shall mean all (a) marketing authorizations (including without limitation the Product Registrations), approvals, permits, regulatory licenses, regulatory filings and supporting documents, chemistry, manufacturing and control data and documentation, preclinical and clinical studies and tests, (b) records maintained under record keeping or reporting requirements of any Governmental Authority including without limitation the drug master file and Investigational NDA, and (c) the complete complaint, adverse event and medical inquiry filings; in each case Controlled by WFHC or its Affiliates or held in BMS’ name on WFHC’s behalf and in each case exclusively related to the Business.

“Requirements of Laws” shall mean any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, enforceable judgments, injunctions, decrees and orders, permits, approvals and treaties, enacted, adopted, issued or promulgated by any Governmental Authority or common law.

“Reversion Country” shall mean any country in respect of which WFHC has acquired from Shire under Sections 7.02(c) of this Agreement an Abandoned Product Registration and the assets which are exclusively related to such country.

“Select Improvement” shall mean any Improvement that could not be commercialized unless one or more clinical studies or comparable research and testing were completed and the results thereof submitted as the basis for obtaining marketing authorization from a Governmental Authority having jurisdiction over the party developing such Improvement or other required regulatory approval from a Governmental Authority having jurisdiction over the party developing such Improvement, including, without limitation, any such Improvement of the Product under the BMS Patents. For the avoidance of doubt, a “Select Improvement” shall not mean an Improvement that merely requires a supplemental regulatory filing with, or petition to, a Governmental Authority without a clinical study or comparable research and testing.

“Shire Regulatory Documentation” shall mean all (a) marketing authorizations, approvals, permits, regulatory licenses, regulatory filings and supporting documents, chemistry, manufacturing and control data and documentation, preclinical and clinical studies and tests and (b) records maintained under record keeping or reporting requirements of any Governmental Authority and (c) the complete complaint, adverse event and medical inquiry filings; in each case Controlled by Shire or its Affiliates and in each case exclusively related to the Business in the Territory.

“Strategic Publication Plan” shall mean the strategic publication plan to be implemented by the parties pursuant to Section 6.05(b) and as amended by the Committee from time to time pursuant to Section 6.

“Supply Term” shall mean period commencing on the Closing Date and expiring on the earlier of (i) the date that is two (2) years after the Closing Date or (ii) the date Shire implements alternative manufacturing arrangements in accordance with Section 8.

“Territory” shall mean the European Union, Australia, Canada, Hong Kong, Israel, New Zealand, South Africa, South Korea, Singapore, Switzerland, Taiwan and Thailand; provided, however, that, subject to Section 15.03, any Reversion Country shall cease to be included within the Territory for all purposes of this Agreement from and after such date as WFHC has acquired from Shire pursuant to Section 7.02(c) an Abandoned Product Registration and the assets which are exclusively related to such country.

“Third Party” shall mean a Person who or which is neither a party to this Agreement nor an Affiliate of a party to this Agreement.

“Trade Dress” shall mean the trade dress and packaging Controlled by WFHC or its Affiliates and in each case used exclusively in the Business.

“Transferred Assets” shall mean collectively the Transferred Books and Records, Transferred Regulatory Documentation, the Transferred Trademarks and the Transferred URL.

“Transferred Books and Records” shall mean all books, records and recorded information Controlled by WFHC or its Affiliates or held in BMS’ name on WFHC’s behalf that relate exclusively to the Business in the Territory as of the Closing Date.

“Transferred Regulatory Documentation” shall mean all Regulatory Documentation that relates exclusively to the Territory, including, without limitation, the Transferred Regulatory Documentation described as set forth in Schedule 7.

“Transferred Trademarks” shall mean the trade names, logos, common law trademarks and service marks, trademark and service mark registration and applications therefore that relate exclusively to the Product in the Territory Controlled by WFHC or its Affiliates or held in WFHC’s or its Affiliates’ name together with all goodwill in respect thereof, including, without limitation, those set forth in Schedule 3.

“Transferred URL” shall mean the Internet URL held in WFHC’s name or in BMS’ name on WFHC’s behalf designated as http://www.vaniqa.de/.

“WFHC Know-How” shall mean product specifications, processes, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, standard operating procedures, formulae, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, quality assurance, quality control and clinical data, technical information, research records, and all other confidential or proprietary technical and business information which is used exclusively in the Business, in each case Controlled by WFHC or its Affiliates as of the

Closing Date; provided, however, that “WFHC Know-How” shall not include the Gillette Know-How, BMS Know-How, BMS Manufacturing Know-How, Manufacturing Know-How or any Select Improvement. For the sake of clarity, none of the foregoing information shall be included in know-how to the extent that such information is covered by any claim of any Patents.

“WFHC Retained Information” shall mean any and all books and records prepared and maintained by WFHC or its Affiliates as at the Closing Date in connection with the Business (excluding any information or documents relating to the license, sale or other transfer of rights related to the Business in the Territory), including laboratory books, batch records, stability studies and regulatory files (including correspondence with regulatory authorities and any memoranda or other documents prepared by WFHC or its Affiliates).

Section 1.02. Other Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Term	Section
“Abandoned Product Registration”	7.02
“Abandoned Product Registration Notice”	7.02
“Agreement”	Preamble
“Agreement Regarding Regulatory Documentation”	2.05
“Assignment of Transferred Trademarks”	4.05
“Assignment of Transferred URL”	4.05
“BMS Consent”	4.02
“Closing Date”	4.05
“Closing”	4.05
“Collateral Release Agreement”	4.02
“Committee”	6.01
“Confidential Information”	14.01
“Effective Date”	Preamble
“EU Phase IV Study”	7.02
“Force Majeure Event”	16.01
“Forecast”	8.01
“Gillette Consent”	4.02
“Indemnified Party”	15.04
“Indemnifying Party”	15.04
“Inventions”	11.01
“Joint Improvements”	11.01
“Licensed Party”	13.02
“Losses”	15.02
“Major Markets”	9.01
“Marketing Authorizations”	7.02
“Negotiation Period”	10.01
“Offending Party”	10.02
“Payment”	4.04
“Proceedings”	5.01
“Proof of Concept Stage”	6.05
“Proposing Party”	10.01
“Receiving Party”	10.01
“Regulatory Implementation Plan”	7.02

Term	Section
“Requesting Party”	10.02
“Retained Trademarks”	11.04
“Select Improvement Development Program”	6.05
“Shire”	Preamble
“Shire Improvements”	11.01
“Shire’s Officer’s Certificate”	4.05
“Shire Indemnified Parties”	15.02
“Shire Inventions”	11.01
“Sublicense”	6.08
“Sublicensee Marketing Plan”	6.08
“Supply Term”	8.01
“Termination Date”	13.03
“Third Party Claim”	15.04
“Transfer Taxes”	4.06
“Transferred Assets”	3.01
“WFHC”	Preamble
“WFHC Improvements”	11.01
“WFHC Indemnified Parties”	15.03
“WFHC’s Officer’s Certificate”	4.05

Section 1.03. Interpretation.

(a) In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise; (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document or any addenda, schedules, exhibits or amendments thereto, and as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (ii) any reference to any Requirements of Laws herein shall be construed as referring to such Requirements of Laws as from time to time enacted, repealed or amended; (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (v) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits and Schedules of this Agreement; and (vi) the singular number includes the plural number and vice versa.

SECTION 2.

LICENSE GRANTS

Section 2.01. Sublicense of Gillette Intellectual Property.

(a) Gillette Patents and Gillette Know-How. Effective upon the Closing, on the terms and subject to the conditions of this Agreement and the Master Vaniqa® License Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive (including with respect to WFHC and its Affiliates), royalty-free sublicense of WFHC’s and its Affiliates’ rights under the Master Vaniqa® License Agreement to the Gillette Patents (for the term of each such Patent) and the Gillette Know-How (in perpetuity) to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication. The sublicense granted hereunder does not include, expressly or otherwise, rights to any Patents owned by Gillette other than the Gillette Patents or any Patents owned by WFHC. Without limitation to any right or remedy available to Gillette under the Master Vaniqa® License Agreement, each of WFHC and Shire hereby acknowledges and agrees that in the event that Shire or any of its Affiliates or sublicensees makes, has made, uses, has used, offers for sale, sells, or imports the Product or any Licensed Improvements for any indication other than the Indication, or otherwise exploits the Gillette Know-How or Gillette Patents for any indication other than the Indication, it shall constitute a material breach of the Master Vaniqa® License Agreement.

(b) HMR License. Effective upon the Closing, on the terms and subject to the conditions of this Agreement and the Master Vaniqa® License Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive (including with respect to WFHC and its Affiliates), royalty-free (only with respect to WFHC, its Affiliates and Gillette) sublicense of WFHC’s and its Affiliates’ rights under the Master Vaniqa® License Agreement to the HMR License to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication subject to the terms and conditions of the HMR License and Shire’s assumption of any payment and reporting obligations thereunder with respect to its development and commercialization of the Product and Licensed Improvements in the Territory.

Section 2.02. Sublicense of BMS Manufacturing Know-How and BMS Know-How.

(a) BMS Know-How. Effective upon the Closing, on the terms and subject to the conditions of this Agreement and the Master Vaniqa® License Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive (including with respect to WFHC and its Affiliates), royalty-free sublicense of WFHC’s and its Affiliates’ rights under the Master Vaniqa® License Agreement to the BMS Know-How (in perpetuity) to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication.

(b) BMS Manufacturing Know-How. Effective upon the Closing, on the terms and subject to the conditions of this Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates a non-exclusive, fully paid-up and royalty-free, irrevocable worldwide and sublicensable right to and sublicense of WFHC’s and its Affiliates’ rights under the Master Vaniqa® Supply Agreement to the BMS Manufacturing Know-How solely for the purpose of manufacturing or having manufactured the Product (as manufactured, packaged and labeled in accordance with applicable

Laws (as defined in the Master Vaniqa® Supply Agreement) and the applicable Product Registrations and Specifications (both of which as defined in the Master Vaniqa® Supply Agreement), including all strengths and packaging configurations of the final finished dosage form presentations existing on June 25, 2002)) and Licensed Improvements for Shire’s manufacturing, marketing, sale and distribution.

Section 2.03. License of WFHC Know-How and Manufacturing Know-How.

Effective upon the Closing, on the terms and subject to the conditions of this Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive (including with respect to WFHC and its Affiliates), royalty-free, perpetual license to the WFHC Know-How and the Manufacturing Know-How to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication.

Section 2.04. License of Trade Dress and Copyright.

Effective upon the Closing, on the terms and subject to the conditions of this Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive (including with respect to WFHC and its Affiliates), royalty-free, perpetual license to use, have used, copy, have copied, publicly display and publicly perform the Trade Dress and Copyright for the sole purpose of marketing, promoting, offering for sale and selling the Product and Licensed Improvements within the Territory for the Indication. Section 11.04 otherwise covers all manner of use related requirements for the Trademarks.

Section 2.05. Right of Reference to Regulatory Documentation.

(a) Shire’s Right of Reference to WFHC’s Regulatory Documentation. Effective upon the Closing, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive (including with respect to WFHC and its Affiliates), royalty-free, perpetual license to access and reference the Licensed Regulatory Documentation to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication. For the avoidance of doubt, as between WFHC and Shire, WFHC shall have the right to use the Licensed Regulatory Documentation for all purposes and indications other than to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication.

(b) WFHC’s Right of Reference to Shire’s Regulatory Documentation. Effective upon the Closing, subject to the terms and conditions of the Agreement Regarding Regulatory Documentation described in subsection (c) below, including, without limitation the rights granted by Shire to Gillette therein, Shire, on behalf of itself and its Affiliates, hereby grants to WFHC and its Affiliates an exclusive (including with respect to Shire and its Affiliates), royalty-free, perpetual license to access and reference the Transferred Regulatory Documentation and the Shire Regulatory Documentation for all purposes other than to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication.

(c) Gillette’s Right of Reference to Shire’s Regulatory Documentation. The parties acknowledge that, on or before the Closing Date, Shire, WFHC and Gillette will separately enter into that certain Agreement Regarding Regulatory Documentation attached hereto as Exhibit N (the “Agreement Regarding Regulatory Documentation”) under which, among other things, Shire will grant to Gillette an exclusive license and other rights to access and reference the Transferred Regulatory Documentation and the Shire Regulatory Documentation as more particularly set forth therein.

(d) Access. Either party may exercise its rights under this Section 2.05 upon not less than five (5) business days’ advance written notice to the other party and shall conduct any related review of the Licensed Regulatory Documentation, Transferred Regulatory Documentation or the Shire Regulatory Documentation, as applicable, only during normal business hours.

Section 2.06. License to Information.

(a) Shire’s License to WFHC Retained Information. Effective upon the Closing, on the terms and subject to the conditions of this Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates an exclusive, perpetual, royalty-free license to the WFHC Retained Information to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements for the Indication within the Territory. For the avoidance of doubt, as between WFHC and Shire, WFHC shall have the right to use the WFHC Retained Information for all purposes other than to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication.

(b) Shire’s License to Master Retained Information. Effective upon the Closing, on the terms and subject to the conditions of this Agreement and Sections 2.03 and 7.02(b) of the Master Vaniqa® Purchase Agreement, in partial consideration of the Payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC, on behalf of itself and its Affiliates, hereby grants to Shire and its Affiliates a perpetual, royalty-free sublicense of WFHC’s and its Affiliate’s rights under the Master Vaniqa® Purchase Agreement to the Master Retained Information to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements for the Indication within the Territory. Such license shall be exclusive (even as to WFHC) until June 25, 2012 and non-exclusive thereafter. For the avoidance of doubt, subject to Sections 2.03 and 7.02(b) of the Master Vaniqa® Purchase Agreement, WFHC shall have the right to use the Master Retained Information for all purposes other than to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements within the Territory for the Indication.

(c) Access. Shire and its Affiliates may exercise its right under this Section 2.06 upon not less than five (5) business days’ advance written notice to WFHC and shall conduct any related review of the WFHC Retained Information or the Master Retained Information, as applicable, only during normal business hours.

Section 2.07. Over-the Counter Switch.

(a) On the terms and subject to the conditions of this Agreement, the licenses contemplated by Section 2.06(a) and (b) include the right of Shire and its Affiliates to use the WFHC Retained Information and the Master Retained Information to independently pursue a prescription to over-the-counter switch of the Product and Licensed Improvements for the Indication within the Territory or to independently pursue improved formulations that contain eflornithine hydrochloride as an active ingredient, prescription or over-the-counter, of the Product and Licensed Improvements for the Indication within the Territory. Such right shall be (i) exclusive (even as to WFHC) under the WFHC Retained Information and (ii) exclusive (even as to WFHC) under the Master Retained Information until June 25, 2012 and non-exclusive thereafter. In the event that Shire or its Affiliates pursue a prescription to over-the-counter switch of the Product and Licensed Improvements for the Indication within the Territory, Shire shall promptly provide true, complete and correct copies to WFHC of all applications to

Governmental Authorities in furtherance of such over-the-counter switch and all underlying data generated to support such applications, and WFHC and its Affiliates shall have the right to use any such applications and underlying data in furtherance of its own efforts to implement an over-the-counter switch of the Product and Licensed Improvements outside the Territory for the Indication.

(b) WFHC and its Affiliates retain the right to pursue a prescription to over-the-counter switch of the Product and Licensed Improvements for the Indication outside the Territory. In the event that WFHC or its Affiliates pursue a prescription to over-the-counter switch of the Product and Licensed Improvements outside of the Territory, WFHC shall promptly provide true, complete and correct copies to Shire of all applications to Governmental Authorities in furtherance of such over-the-counter switch and all underlying data generated to support such applications, and Shire and its Affiliates shall have the right to use any such applications and underlying data in furtherance of its own efforts to implement an over-the-counter switch of the Product and Licensed Improvements within the Territory for the Indication.

Section 2.08. No Exportation of Products Outside Territory.

(a) Shire shall not, and shall cause its Affiliates to not, export, offer for sale or sell any Product or Licensed Improvements outside of the Territory. Furthermore, Shire shall take reasonable precautions to ensure that each of its and its Affiliates’ distributors and wholesale customers do not export, offer for sale or sell any Product or Licensed Improvements outside of the Territory and Shire and its Affiliates shall include express prohibitions of such activities in all agreements with each of their respective distributors and wholesale customers; provided, however, that nothing in this Section 2.08(a) shall prevent any distributor or wholesale customer of Shire or its Affiliates from exporting any Product or Licensed Improvements outside of the Territory if such Product or Licensed Improvement is, in turn, offered for sale or sold exclusively within the European Union (including, notwithstanding any contrary definition of the European Union in Section 1 of this Agreement, any additional member state or associated member state which may accede to the European Union after the date hereof) whether or not Shire has any rights under this Agreement to such states. Without absolving any breach of the foregoing requirements of this Section 2.08(a), in the event that it comes to either party’s attention that any Product or Licensed Improvements that was manufactured for sale in the Territory but is in fact exported, offered for sale or sold outside of the Territory in violation of this Agreement, the party learning of such facts shall promptly notify the other party in writing and the parties shall cooperate with one another in the investigation of such facts and shall use their commercially reasonable efforts to seek to prevent any further improper exportation, offer or sale outside the Territory.

(b) WFHC shall not, and shall cause its Affiliates to not, export, offer for sale or sell any Product or Licensed Improvements in the Territory.

Section 2.09. Covenant to Take No Action.

Subject to the terms and conditions of this Agreement, WFHC agrees that it and its Affiliates will take no action under any intellectual property rights of WFHC or its Affiliates that exist as of the Closing Date to prevent Shire and its Affiliates from making, having made, using, having used, offering for sale, selling, importing or exporting the Product and Licensed Improvements within the Territory for the Indication.

Section 2.10. Further Sublicenses.

(a) Except in the case of the sublicenses granted to Shire in Section 2.01, the sublicense rights with respect to which shall be governed exclusively by Section 2.10(b), and the sublicenses granted to Shire in Section 2.02, the sublicense rights with respect to which shall be governed exclusively by Section 2.10(c), each of Shire, WFHC and their respective Affiliates shall have the right to grant to Third Parties sublicenses under any license granted it hereunder, subject to: (i) the prior written approval of the other party, not to be unreasonably withheld or delayed and (ii) to the extent the prior written approval of Gillette and/or BMS is required to be obtained by WFHC under the Master Vaniqa® License Agreement and the Master Vaniqa® Supply Agreement subject to such prior written approval. WFHC agrees to use its reasonable commercial efforts to obtain any such consent from Gillette and/or BMS. Each of Shire and WFHC hereby guarantees and assumes responsibility for the performance of all obligations so imposed on any of their respective sublicensees by reason of operation of the applicable sublicense. The foregoing requirements regarding prior written approval and guarantee of performance shall also apply to any successive sublicenses.

(b) Notwithstanding anything to the contrary contained in Section 2.10(a) of this Agreement, and subject to the terms and conditions of this Section 2.10(b), Shire (but not any Shire Affiliate) shall have the right to grant to Third Parties sublicenses under any sublicense granted to it in Section 2.01 only with (i) the prior written approval of WFHC, not to be unreasonably withheld or delayed and (ii) the prior written consent of Gillette. WFHC agrees to use its reasonable commercial efforts to assist Shire in obtaining from Gillette any such consent. In connection with the grant by Shire of any such further sublicense, Shire shall obtain from the sublicensee for the benefit of Gillette (a) an express agreement that all of the terms and conditions of the Master Vaniqa® License Agreement shall apply to such sublicense, (b) an express covenant that the sublicensee shall not make, have made, use, have used, offer for sale, sell, import and export the Product or any Licensed Improvements for any indication other than the Indication (c) an express covenant that the sublicensee will not exploit the Gillette Patents or Gillette Know-How for any indication other than the Indication, and (d) an express agreement providing to Gillette third party beneficiary rights to enforce the terms, conditions and covenants described in clauses (a), (b) and (c) of this sentence. Each of WFHC and Shire hereby guarantees to Gillette, and assumes responsibility to Gillette for, the performance of all obligations imposed on any such sublicensee by reason of operation of the applicable sublicense. Without limitation to any right or remedy available to Gillette under the Master Vaniqa® License Agreement, each of WFHC and Shire hereby acknowledges and agrees that any material breach by any such sublicensee of any of the terms, conditions or covenants described in clauses (a), (b) and (c) above shall be deemed to be a material breach of the Master Vaniqa® License Agreement.

(c) Notwithstanding anything to the contrary contained in Section 2.10(a) of this Agreement, and subject to the terms and conditions of this Section 2.10(c), Shire (but not any Shire Affiliate) shall have the right to grant to Third Parties sublicenses under any sublicense granted to it in Section 2.02 only with (i) the prior written approval of WFHC, not to be unreasonably withheld or delayed and (ii) the prior written consent of BMS. WFHC agrees to use its reasonable commercial efforts to assist Shire in obtaining from BMS any such consent. In connection with the grant by Shire of any such further sublicense, Shire shall obtain from the sublicensee for the benefit of BMS (a) in the case of a sublicense under Section 2.02(a) (1) an express agreement that all of the terms and conditions of the Master Vaniqa® License Agreement shall apply to such sublicense, (2) an express covenant that the sublicensee shall not make, have made, use, have used, offer for sale, sell, import and export the Product or any Licensed Improvements for any indication other than the Indication, (3) an express covenant that the sublicensee will not exploit the BMS Know-How for any indication other than the Indication, and (4) an express agreement providing to BMS third-party beneficiary rights to enforce the terms, conditions and covenants described in subclauses (1), (2) and (3) of clause (a) of this sentence; and (b) in the case of a sublicense under Section 2.02(b) (1) an express covenant that the sublicensee shall not use the BMS Manufacturing Know-How to manufacture or have manufactured anything other than the Product; (2) an express covenants that the sublicensee will not exploit the BMS Manufacturing Know-How beyond the scope of the grant under Section 2.02(b), and (3) an express agreement providing to BMS third-party beneficiary rights to enforce the terms, conditions and covenants described in subclauses (1) and (2) of clause (b) of this sentence. Each of WFHC and Shire hereby guarantees to BMS, and assumes responsibility to BMS for, the performance of all obligations imposed on any such sublicensee by reason of operation of the applicable sublicense. Without limitation to any right or remedy available to BMS under the Master Vaniqa® License Agreement, each of WFHC and Shire hereby acknowledges and agrees that any material breach by any such sublicensee of any of the terms, conditions or covenants described in subclauses (1), (2) and (3) of clause (a) above shall be deemed to be a material breach of the Master Vaniqa® License Agreement and that any material breach by any such sublicensee of any of the terms, conditions or covenants described in subclauses (1) and (2) of clause (b) above shall be deemed to be a material breach of the Master Vaniqa® Supply Agreement.

(d) Notwithstanding the foregoing, each of Shire, WFHC and their respective Affiliates may sublicense any of the rights granted to it hereunder to end-users of the Product without WFHC’s, Gillette’s and/or BMS’ consent to the extent the Licensed Intellectual Property (excluding the HMR License and the BMS Manufacturing Know-How) is embodied in or incorporated into the Product and to the extent such sublicense is required for end-users of the Product to use the Product as intended.

Section 2.11. Manufacture of the Product

(a) Notwithstanding any other provision of this Agreement, the rights granted to Shire and its Affiliates pursuant to this Agreement, including without limitation those set out in Section 2, shall be deemed to include the right for Shire and its Affiliates to make and have made the Product and the Licensed Improvements for the Indication outside the Territory, provided such Product and Licensed Improvements are solely for Shire’s or its Affiliate’s use, sale, import or export within the Territory for the Indication. Any third party manufacturer retained by Shire or its Affiliates to manufacture the Product and Licensed Improvements shall, upon WFHC’s request, certify that all such Product and Licensed Improvements have been shipped solely to destinations within the Territory.

(b) Notwithstanding any other provision of this Agreement, WFHC and its Affiliates shall have the right to make and have made the Product, the Licensed Improvements and the Select Improvements that are discovered, invented, developed or acquired by WFHC and its Affiliates, within the Territory, provided such Product, Licensed Improvements and Select Improvements are solely for WFHC’s or its Affiliate’s use, sale, import or export outside the Territory for the Indication. Any third party manufacturer retained by WFHC or its Affiliates to manufacture such Product, Licensed Improvements and Select Improvements shall, upon Shire’s request, certify that all such Product, Licensed Improvements and Select Improvements have been shipped solely to destinations outside the Territory.

Section 2.12. No Other Rights Granted.

Any rights not expressly granted by a party are hereby reserved by such party.

SECTION 3.

TRANSFERRED ASSETS

Section 3.01. Transferred Assets.

(a) On the terms and subject to the conditions of this Agreement, in partial consideration of the payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC shall sell to Shire and/or its Affiliate, and Shire and/or its Affiliate shall purchase, acquire and accept from WFHC or its

Affiliates, all the right, title and interest of WFHC or its Affiliates as of the Closing Date in, to and under the following:

(i) the Transferred Books and Records;

(ii) the Transferred Regulatory Documentation;

(iii) the Transferred URL; and

(iv) the Transferred Trademarks.

Section 3.02. Delivery.

The Transferred Books and Records and the Transferred Regulatory Documentation shall be transferred by delivery to Shire pursuant to Section 4.05(e).

Section 3.03. Further Transferred Assets.

(a) On the terms and subject to the conditions of this Agreement, in partial consideration of the payment to be made by Shire pursuant to Section 4.01 of this Agreement, WFHC agrees to sell to Shire and/or its Affiliate, and Shire and/or its Affiliate agrees to purchase, acquire and accept from WFHC or its Affiliates, all the right, title and interest of WFHC or its Affiliates in, to and under the following:

(i) the Transferred Books and Records;

(ii) the Transferred Regulatory Documentation; and

(iii) the Transferred Trademarks,

in respect of any country which accedes to the European Union after the Closing Date and becomes part of the Territory on the date such country accedes to the European Union. For the purposes of this Section 3.03, the terms Transferred Books and Records, Transferred Regulatory Documentation and Transferred Trademarks shall be deemed to include those assets that relate to such acceding country at the time of such accession. For the avoidance of doubt, subject to the expense allocation provisions of Sections 7.02(a) and 11.04(b), Shire shall not be obligated to pay any further consideration to WFHC in relation to any such further assets transferred to Shire after Closing.

SECTION 4.

PAYMENT OBLIGATIONS; CLOSING; DELIVERIES

Section 4.01. Conditions to Obligations of Shire and WFHC.

The obligations of Shire and WFHC to consummate the Closing are subject to the satisfaction, or waiver in writing by the applicable party, of each of the following conditions:

(a) there shall not be any injunction, judgment, order, decree or ruling preventing consummation of any of the transactions contemplated by this Agreement; and

(b) there shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, seeking to restrain, prohibit or otherwise interfere with any of the transactions contemplated by this Agreement.

Section 4.02. Conditions to Obligation of Shire.

The obligation of Shire to consummate the Closing is subject to the satisfaction, or waiver in writing by Shire, of each of the following conditions:

(a) (i) WFHC shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of WFHC contained in this Agreement and in any certificate or other writing delivered by WFHC pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Shire shall have received the WFHC’s Officer’s Certificate signed by the President, the Chief Financial Officer or any Vice-President of WFHC to the foregoing effect;

(b) each of the agreements and other documents required to be executed and delivered by WFHC under Section 4.05(b) shall have been so executed and delivered to Shire;

(c) Gillette shall have executed and delivered its consent to the transactions contemplated hereby in the form attached hereto as Exhibit E-1 (the “Gillette Consent”);

(d) BMS shall have executed and delivered its consent to the transactions contemplated hereby in the form attached hereto as Exhibit E-2 (the “BMS Consent”);

(e) CIBC WMC, Inc. and WFHC shall have entered into that certain Collateral Release and Nondisturbance Agreement in the form attached hereto as Exhibit F (the “Collateral Release Agreement”); and

(f) Shire and BMS shall have entered into a letter agreement regarding insurance matters in a form acceptable to Shire in its discretion.

Section 4.03. Conditions to Obligation of WFHC.

The obligation of WFHC to consummate the Closing is subject to the satisfaction, or waiver in writing by WFHC, of each of the following conditions:

(a) (i) Shire shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Shire contained in this Agreement and in any certificate or other writing delivered by Shire pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) WFHC shall have received the Shire’s Officer’s Certificate signed by any Director or authorized person of Shire to the foregoing effect;

(b) all actions required to be taken by Shire in connection with the Closing shall have been taken, including, without limitation the payment of the Payment and the execution and delivery by Shire of each of the agreements and other documents required to be executed and delivered under Section 4.05(c);

(c) Gillette and BMS shall have executed and delivered the applicable Licensor Consent;

(d) Shire and CIBC WMC, Inc. shall have entered into the Collateral Release Agreement; and

(e) Shire Pharmaceuticals Group plc shall have executed and delivered the Parent Guarantee in the form attached hereto as Exhibit G (the “Parent Guarantee”).

Section 4.04. License Fee.

(a) As full and fair consideration for the Transferred Assets and for the rights granted hereunder and the other obligations of WFHC under this Agreement upon the Closing Date, Shire shall deliver or cause to be delivered to WFHC at the Closing by electronic funds transfer an up-front fee equal to Ten Million U.S. Dollars (U.S.$10,000,000) in immediately available funds in accordance with Section 4.05(b)(i) (the “Payment”); and

(b) The parties agree that the Payment shall as at the Closing Date be allocated as follows:

(i) U.S.$2,000,000 as to the rights granted in respect of Gillette Patents;

(ii) U.S.$6,988,000 as to the rights granted in respect of BMS Know-How, the BMS Manufacturing Know-How, the Manufacturing Know-How, the WFHC Know-How and the Gillette Know How;

(iii) U.S.$1,000,000 as to the Transferred Regulatory Documentation, other than any Transferred Regulatory Documentation included in clause (v) below;

(v) U.S.$0.00 to the Transferred Assets (other than the Irish trademark) located in Ireland;

(vi) U.S.$2,000.00 to the Irish trademark; and

(vii) U.S.$10,000 as to all other assets acquired from and rights granted by WFHC to Shire pursuant to this Agreement.

Section 4.05. Closing; Deliveries.

(a) Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place upon the satisfaction or waiver of the conditions to closing set forth in Sections 4.01, 4.02 and 4.03 at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022. The parties shall use commercially reasonable efforts to cause the Closing to occur as soon as possible after the execution and delivery of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Closing Deliveries by WFHC. At the Closing, WFHC shall deliver or cause to be delivered two (2) originals or facsimiles (with originals to follow within ten (10) business days after the

Closing) of each of the following, in each case duly executed by WFHC, (A) the Assignment of Transferred Trademarks in substantially the form attached hereto as Exhibit M (the “Assignment of Transferred Trademarks”), (B) the Assignment of Transferred URL in substantially the form attached hereto as Exhibit L (the “Assignment of Transferred URL”), (C) a certificate, duly executed by an authorized officer of Seller, in substantially the form attached hereto as Exhibit H (“WFHC’s Officer’s Certificate”), (D) the Licensor Consents, (E) the Collateral Release Agreement, (F) the EU Transfer Application and (G) the Agreement Regarding Regulatory Documentation.

(c) Closing Deliveries by Shire. At the Closing, Shire shall deliver or cause to be delivered to WFHC:

(i) subject to Section 3.01, the Payment, in immediately available U.S. dollars, by electronic funds transfer, in the amounts and to the accounts of such entities as are designated by WFHC on Schedule 8; and

(ii) two (2) originals or facsimiles (with originals to follow within ten (10) business days after the Closing) of each of the following, in each case duly executed by Shire, (A) the Assignment of Transferred Trademarks, (B) the Assignment of Transferred URL, (C) a certificate, duly executed by an authorized officer of Purchaser, in substantially the form attached hereto as Exhibit I (“Shire’s Officer’s Certificate”), (D) the Collateral Release Agreement, (E) the Parent Guarantee, (F) the EU Transfer Application and (G) the Agreement Regarding Regulatory Documentation.

(d) Delivery of Documents. All documents delivered at the Closing by the parties pursuant to Sections 4.02(a) and (b)(ii) shall be dated on or before the Closing Date.

(e) Delivery of Certain Transferred Assets. On the Closing Date, title to the Transferred Regulatory Documentation and the Transferred Books and Records shall be deemed transferred to Shire, such transfer to take place by delivery. Promptly, but in no event later than five (5) business days following the Closing Date, WFHC or its Affiliates will deliver to Shire or its designated agent any tangible embodiments of the Transferred Regulatory Documentation comprised of all the documentation submitted to the relevant Government Authorities in support of the Transferred Regulatory Documentation and all correspondence from and with the relevant Government authority prior to the issue of each of the Transferred Regulatory Documentation in WFHC’s possession and shall direct BMS and any contract research organization or other agent in possession of any other tangible embodiments of the Transferred Regulatory Documentation to forward the same directly to Shire or its designated agent. Promptly, but in no event later than thirty (30) days following the Closing Date, WFHC or its respective Affiliates will deliver to Shire or its designated agent the Transferred Books and Records in WFHC’s possession and shall direct BMS and any contract research organization or other agent in possession of any other Transferred Books and Records to deliver the same directly to Shire or its designated agent. WFHC shall bear the risk of loss to the Transferred Regulatory Documentation and the Transferred Books and Records until they have been delivered to Shire; thereafter, Shire shall bear all risk of loss associated with such Transferred Assets and shall be solely responsible for procuring adequate insurance to protect against such loss. WFHC shall continue to maintain adequate insurance against loss associated with the Acquired Assets until they have been delivered to Shire.

Section 4.06. Taxes.

Any excise, sales, use, transfer, value added, personal property or similar taxes (the “Transfer Taxes”) required to be made to any Governmental Authority in connection with the transfer of Transferred Assets and the other transactions contemplated by this Agreement shall be paid one hundred percent (100%) by Shire. WFHC and Shire shall cooperate in the timely making and filing of all filings, tax returns, reports and forms as may be required with respect to the Transfer Taxes payable in connection with the transfer of the Transferred Assets. WFHC shall accept from Shire any certificates or other documentation reasonably required by the Shire to avoid or reduce any transfer taxes pursuant to this provision.

Section 4.07. Risk of Loss.

Except as otherwise provided in Section 4.05(d), until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of WFHC and, at the Closing, title to the Transferred Assets shall be transferred to Shire and Shire shall thereafter bear all risk of loss associated with the Transferred Assets and shall be solely responsible for procuring adequate insurance to protect the Transferred Assets against any such loss.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of WFHC.

WFHC represents and warrants to Shire as of the Effective Date as follows except as set forth in the Disclosure Schedule:

(a) Organization; Authority; Execution; and Delivery. WFHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WFHC has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of WFHC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WFHC and, assuming that this Agreement has been duly authorized, executed and delivered by Shire, constitutes a valid and binding obligation of WFHC, enforceable against WFHC in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Consents and Approvals; No Violations. The execution and delivery by WFHC of this Agreement, the performance by WFHC of its obligations under this Agreement, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate or breach any of the terms, conditions or provisions of the certificate of incorporation, by-laws or other organizational document of WFHC or (ii) conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Contract to which WFHC is a party or by which WFHC or any of its properties or assets are bound, except, in each case, for violations, breaches or defaults which would not have a Material Adverse Effect with respect to WFHC. No permit, consent, approval or registration, declaration or filings with, any Person is necessary for the execution and delivery of this Agreement by WFHC or the consummation by WFHC of the transactions contemplated by this Agreement, except (i) as contemplated by the Licensor Consents and the Collateral Release Agreement and (ii) for those permits, consents, approvals, registrations, declarations or filings which (A) may be required from or with Governmental Authorities with respect to the transfer of certain Product Registrations, the Transferred Regulatory Documentation and the Transferred Trademarks or (B) have been obtained or the failure to obtain would not result in a Material Adverse Effect with respect to WFHC.

(c) Litigation. There are no Proceedings, pending or, to WFHC’s knowledge, threatened in writing, relating to, affecting or arising in connection with (i) this Agreement; (ii) the transactions contemplated by this Agreement; or (iii) the Transferred Assets or the Licensed Intellectual Property.

(d) Title. Upon the consummation of the transactions contemplated herein, Shire shall acquire good and marketable title to, and all right, title and interest of WFHC in and to, the Transferred Assets, free and clear of all Liens.

(e) Intellectual Property.

(i) Schedule 5 sets forth the Gillette Patents, Copyright, Transferred URL, and Transferred Trademarks, as well as any other intellectual property that is Registered Intellectual Property.

(ii) To WFHC’s knowledge, each item of Registered Intellectual Property and each of the Transferred Trademarks is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with each of the Gillette Patents and each of the Transferred Trademarks have been paid.

(iii) To WFHC’s knowledge, there are no claims, actions, suits, proceedings, arbitrations, orders, inquiries, hearings or assessments before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) or other Governmental Authority other than proceedings related to usual and customary patent prosecutions in the ordinary course of business (“Proceedings”) relating to the Licensed Intellectual Property or the Transferred Trademarks.

(iv) To WFHC’s knowledge, none of the Licensed Intellectual Property are subject to any outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of any such Licensed Intellectual Property or the Transferred Trademarks as contemplated by this Agreement.

(v) To WFHC’s knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, the Licensed Intellectual Property or the Transferred Trademarks.

(vi) WFHC has not received written notice from any Person and has no knowledge that the use of the Licensed Intellectual Property or the Transferred Trademarks as contemplated by this Agreement has infringed or misappropriated, or does or will infringe or misappropriate, the intellectual property of any Person or has constituted or does or will constitute unfair competition or trade practices under the laws of any jurisdiction.

(vii) No present or former employee or consultant of WFHC and, to WFHC’s knowledge, no Person other than WFHC, Gillette, BMS, the Partnership, CIBC WMC Inc., J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, Greenleaf Capital, L.P. and Broad Street Associates, LLC (and the respective partners, stockholders, members or other equity holders of any of the foregoing) owns or has any proprietary financial or other interest, direct or indirect, in (a) the Licensed Intellectual Property with respect to the Product or Licensed Improvements for the Indication or (b) the Transferred Trademarks.

(viii) Subject to the due execution and delivery of the Licensor Consents and the Collateral Release Agreement, the Licensed Intellectual Property and the Transferred Trademarks are Controlled by WFHC or one of its Affiliates and constitute all of the intellectual property rights Controlled by WFHC that are used exclusively in the Business as conducted as of the Closing Date in the Territory or are otherwise necessary for the conduct of the Business as conducted as of the Closing Date in the Territory.

(f) Compliance with Law. Except to the extent that it could not reasonably be expected to have a Material Adverse Effect with respect to the Business in the Territory as presently conducted, to WFHC’s knowledge, the extent that the Business is or has been conducted in the Territory it is or has been conducted in compliance with all applicable permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions, decrees, laws, regulations, guidance and guidelines, including the European Union Directive 2001/83/EC and Council Regulations 309/93, as amended from time to time and similar law in any country of the Territory. WFHC has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions, decrees, laws, regulations, guidance or guidelines.

(g) Regulatory Matters.

(i) To its knowledge, all notices, supplemental applications and annual or other reports or documents, including adverse experience reports that are material to the conduct of the Business in the Territory as presently conducted have been filed with the relevant Governmental Authorities to the extent required under the Requirements of Laws, except to the extent failure to make such filings could not reasonably be expected to have a Material Adverse Effect with respect to the Business in the Territory as presently conducted.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on the Business in the Territory as presently conducted, neither WFHC nor its Affiliates has received: (a) any FDA Form 483’s with respect to the Product; (b) any FDA Notices of Adverse Findings with respect to the Product; or (c) any warning letters or other written correspondence from the FDA or any other Governmental Authority with respect to the Product during the one (1) year prior to this Agreement, or at any time prior to this Agreement to the extent still active or pending, in which the FDA or such other Governmental Authority asserted that the operations of WFHC were not in compliance with applicable Requirements of Laws, with respect to the Product in the United States. Except as could not reasonably be expected to have a Material Adverse Effect on the Business in the Territory as presently conducted, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of WFHC concerning the Product in the United States or any product recall, market withdrawal or replacement conducted by or on behalf of WFHC as a result of any alleged defect in the Product in the United States during the one (1) year prior to this Agreement, or, to WFHC’s knowledge, at any time prior to this Agreement to the extent still active or pending, and WFHC has made available to Shire every material complaint and notice of alleged defect or adverse reaction with respect to the Product that has been received in writing by WFHC and its Affiliates or that has been orally transmitted to and recorded by WFHC and its Affiliates.

(iii) To WFHC’s knowledge, WFHC has fulfilled and performed its obligations under the Transferred Regulatory Documentation pertaining to the Product. To WFHC’s knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Transferred Regulatory Documentation or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Transferred Regulatory Documentation, or which might adversely affect in any material respect the rights of WFHC under any Transferred Regulatory Documentation; provided, however, that a Phase IV regulatory study for the Product in the European Union is required. No written notice of cancellation, of default, of violation or of any material dispute concerning such Transferred Regulatory Documentation, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, WFHC.

(iv) None of WFHC, any of its Affiliates or any sublicensee have sold the Product in the Territory prior to the Effective Date.

(v) WFHC has made available to Shire copies of all Transferred Regulatory Documentation in WFHC’s physical possession except for Transferred Regulatory Documentation containing information that would not be reasonably be expected to have a Material Adverse Effect on the Business in the Territory as presently conducted.

(vi) There are no pending applications filed by or on behalf of WFHC with any Governmental Authority with respect to the Product in any country within the Territory for which Regulatory Documentation has not been issued.

(h) Contracts and Commitments.

(i) Neither WFHC nor any of its Affiliates is in material breach of the Master Vaniqa® License Agreement, the Master Vaniqa® Supply Agreement, the Master Vaniqa® Purchase Agreement or any other Related Instrument (as such term is defined in the Master Vaniqa® Purchase Agreement), nor to WFHC’s knowledge, is any other party to any such Contract in material breach of any such Contract.

(ii) Exhibits A, B and C contain true and complete copies as at the Effective Date of the Master Vaniqa® License Agreement, Master Vaniqa® Supply Agreement and the Master Vaniqa® Purchase Agreement, respectively.

(i) Fair Value. WFHC has used commercially reasonable efforts to identify, and solicit offers from, potential parties to license from WFHC the Licensed Intellectual Property to make, have made, use, have used, offer for sale, sell, import and export the Product and Licensed Improvements for the Indication within the European Union and selected countries within the Territory. WFHC believes the Payment set forth in this Agreement represents the greatest consideration made available to WFHC for such license from any such potential parties.

(j) No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.01, NONE OF WFHC, ITS AFFILIATES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, ON BEHALF OF WFHC OR ANY OF ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 5.02. Representations and Warranties of Shire.

Shire represents and warrants to WFHC as of the Effective Date as follows:

(a) Organization; Authority; Execution; and Delivery. Shire is a corporation duly organized, validly existing and in good standing under the laws of Ireland. Shire has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Shire are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shire and, assuming that this Agreement has been duly authorized, executed and delivered by WFHC, constitutes, a valid and binding obligation of Shire, enforceable against Shire in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Consents and Approvals; No Violations. The execution and delivery by Shire of this Agreement, the performance by Shire of its obligations under this Agreement , and the consummation of the transactions contemplated hereby will not (i) conflict with or violate or breach any of the terms, conditions or provisions of the certificate of incorporation, by-laws or other organizational document of Shire or (ii) conflict with or result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, any Contract to which Shire is a party or by which Shire or any of its properties or assets are bound, except, in each case, for violations, breaches or defaults which would not have a Material Adverse Effect with respect to Shire. No permit, consent, approval or registration, declaration or filings with, any Person is necessary for the execution and delivery of this Agreement or the consummation by Shire of the transactions contemplated by this Agreement, except (A) as may be required from or with Governmental Authorities with respect to the transfer of certain Product Registrations, the Transferred Regulatory Documentation and the Transferred Trademarks or (B) for those permits, consents, approvals, registrations, declarations or filings which have been obtained or the failure to obtain would not result in a Material Adverse Effect with respect to Shire.

(c) Litigation. There are no Proceedings, pending or, to Shire’s knowledge, threatened in writing, relating to, affecting or arising in connection with (i) this Agreement or (ii) the transactions contemplated by this Agreement.

(d) No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.02, NONE OF SHIRE, ITS AFFILIATES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, ON BEHALF OF SHIRE OR ANY OF ITS AFFILIATES.

SECTION 6.

STEERING COMMITTEE

Section 6.01. Composition of Steering Committee.

Within ten (10) days of the Closing, each party will assign two (2) of its employees involved in the marketing, sale or research concerning the Product and Licensed Improvements to serve as regular members of a Steering Committee concerning the parties interaction concerning Product and Licensed Improvement matters (the “Committee”). WFHC or Shire may replace any of its appointed representatives to the Committee without the necessity of amending this Agreement upon written notice to the other party. Other nonvoting representatives of either party may from time to time, with the consent of the Committee, be asked or permitted to participate in Committee meetings, but shall not be entitled to vote on decisions made by the Committee at such meetings.

Section 6.02. Committee Rules.

Subject to the terms and conditions of this Section 6, the Committee will cooperate in good faith to establish rules of conduct concerning meeting times, places, minutes and other governance matters within sixty (60) days of the Closing Date (the “Committee Rules”). Subject to the express provisions of this Section 6, the Committee shall have the authority to amend the Committee Rules in its discretion without the necessity of amending this Agreement. Each party shall bear the costs and expenses of its designated members that are incurred in connection with Committee meetings.

Section 6.03. Decisions.

A quorum consisting of at least one (1) representative of each party must be present in order for the Committee to conduct an official meeting. All decisions of the Committee will require the unanimous vote of one representative of each party. Any matters which cannot be resolved by the Committee shall be resolved in accordance with the dispute resolution procedures set forth in Section 16.12.

Section 6.04. Limitation on Authority.

Each party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the parties expressly so agree in writing. The Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 16.05.

Section 6.05. Rights and Duties.

The Committee shall: [***]

Section 6.06. Core Claims; Key Messages.

The Committee shall, from time to time, establish core claims and key messages with respect to the marketing and promotion of the Product and Licensed Improvements. In furtherance of the core claims and key messages, each of the parties shall not, and shall cause each of its Affiliates to not, make

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statements related to the Product and Licensed Improvements that are materially inconsistent with such core claims and key messages. In the event that either party reasonably determines that the other party is engaged in any activity that is materially inconsistent with such core claims or key messages, such party shall notify the other party in writing detailing the offending activity, and, if such party agrees that the activity is materially inconsistent with the core claims and key messages, then such offending party shall modify its activities within thirty (30) days in accordance with the requesting party’s reasonable instructions. If an offending party objects to implement the requests of the requesting party, or the requesting party is not satisfied with the offending party’s modifications to its activities, the parties shall resolve the dispute in accordance with Section 16.12 of this Agreement.

Section 6.07. [***].

Section 6.08. Other Sublicensees’ Marketing Plans.

In the event WFHC or Shire sublicenses or proposes to sublicense rights to any Third Party to make, have made, use, have used, offer for sale, sell, import or export the Product or Licensed Improvements other than the United States (a “Sublicensee”), such party shall cause such Sublicensee to submit to the Committee prior to the commencement of any such sublicense a reasonably detailed marketing plan with respect to any applicable country to which the Sublicensee has received or is proposed to receive rights other than the United States (the “Sublicensee Marketing Plan”). The Committee shall act promptly (and in any event within thirty (30) days) of the submission of such Sublicensee Marketing Plan to review and evaluate such plan and to provide reasonable comments thereon and/or grant its approval thereof. Each party shall cause its representative on the Committee to not unreasonably withhold or delay approval of any proposed Sublicensee Marketing Plan or subsequent changes thereto. In addition to the requirements set forth in Section 2.10(b), each party shall require in its sublicense agreement with each Sublicensee that such Sublicensee (i) cooperate in good faith with any reasonable comments of the Committee on the applicable Sublicensee Marketing Plan, (ii) market and sell the product substantially in accordance with such Sublicensee Marketing Plan, and (iii) submit for re-approval by the Committee any marketing and sales initiatives that would be materially inconsistent with an approved Sublicensee Marketing Plan prior to implementing such new marketing and sales initiatives.

SECTION 7.

REGULATORY MATTERS

Section 7.01. Compliance with Regulatory Laws and Requirements.

From and after the Closing, each of Shire and WFHC shall comply in all material respects with applicable Requirements of Laws (including any laws, statutes, regulations, rules, codes, ordinances, enforceable judgments, injunctions, decrees and orders, permits, approvals, and treaties which may be amended or implemented after the Closing) with respect to the marketing, manufacturing, distribution and sale of the Product and Licensed Improvements by such party and any other activities of such party with respect to the Product or Licensed Improvements.

Section 7.02. Transfer of Marketing Authorizations and Regulatory Responsibility.

(a) Transfer of Marketing Authorizations. Promptly after the Closing, the parties shall file applications or notices with the applicable Governmental Authority in each country in the Territory

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necessary to transfer the record applicant holder of the Transferred Regulatory Documentation, including all related marketing authorizations, from WFHC to Shire. The parties further agree to use all reasonable commercial efforts, to take any and all other actions required by any such Governmental Authority ineach country in the Territory, which may be necessary to effect the transfer of the Transferred Regulatory Documentation, including all related marketing authorizations, from WFHC to Shire. Shire shall bear the filing fees and all reasonable costs of contract research organizations or other agents required to effect the transfer of record applicant holder from WFHC to Shire in each country in the Territory. To the extent WFHC incurs reasonable out-of-pocket costs and expenses in furtherance of the transfers of the Transferred Regulatory Documentation to Shire, Shire shall reimburse WFHC for all such amounts within thirty (30) days of Shire’s receipt of an invoice from WFHC specifying such amounts and providing reasonable documentation of the source of the related out-of-pocket costs and expenses provided that any such individual cost and expense in excess of U.S.$5,000 has been approved in writing by Shire before it is incurred by WFHC.

(b) Responsibility for Regulatory Matters in the Territory. Except for communications and filings with applicable Governmental Authorities to cause the transfer of the record holder under the Transferred Regulatory Documentation from WFHC to Shire as provided in Section 7.01(a), from and after the Closing, Shire, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority in each country in the Territory required by Requirements of Laws in respect of the Regulatory Documentation for each country in the Territory, including preparing and filing all reports (including adverse drug experience reports) applying for, amending, modifying or otherwise varying any Regulatory Documentation in each country in the Territory (including without limitation any such modifications as may be necessary to pursue a switch to an over-the-counter Product in any country in the Territory) with the appropriate agency, commission, authority or instrumentality, (ii) taking all actions and conducting all communication with Third Parties in respect of the Product and Licensed Improvements made, used, sold, offered for sale, imported or exported by Shire, its Affiliates and their respective licensees, distributors, and assigns, including responding to (A) complaints in respect thereof, including complaints related to tampering or contamination, and (B) all medical information requests, and (iii) investigating all complaints and adverse drug experiences in respect of the Product and Licensed Improvements sold or offered for sale by Shire, its Affiliates and their respective licensees, distributors, and assigns.

(c) Maintenance of Regulatory Approvals; Right of Reversion.

(i) Within twelve (12) months of the Closing Date, Shire shall submit to the Committee a regulatory implementation plan in respect of each country in the Territory which is not covered by any marketing authorization or approval granted by a Governmental Authority (“Marketing Authorizations”) as of the Closing Date (the “Regulatory Implementation Plan”). The Committee shall agree upon the timing and other terms of the Regulatory Implementation Plan within thirty (30) days of Shire’s submission of the Regulatory Implementation Plan.

(ii) Subject to subsections (iii) and (iv) below, Shire shall, at its cost, (A) continue to maintain the Transferred Regulatory Documentation and (b) file all applications with respect to, and use commercially reasonable efforts to thereafter obtain, the Marketing Authorizations in accordance with, to the extent applicable, the Regulatory Implementation Plan, and, after any such Marketing Authorization has been granted, maintain such granted Marketing Authorization.

(iii) In the event that Shire or its Affiliates or nominees fail to maintain any Transferred Regulatory Documentation or file and thereafter obtain and maintain any

Marketing Authorizations in accordance with subsection (ii) above, or otherwise elect not to file a Marketing Authorization in any country in the Territory not covered by a Marketing Authorization (an “Abandoned Product Registration”), Shire shall provide written notice to WFHC promptly (and in no event later than thirty (30) calendar days after such failure or election by Shire or its Affiliates or nominees), specifying in reasonable detail (A) the applicable country within the Territory, and (B) the marketing authorizations, approvals, permits and regulatory licenses comprising the Abandoned Product Registration.

(iv) Upon receipt of any notice from Shire under subsection (iii) above, or in the event that WFHC otherwise learns of an Abandoned Product Registration in accordance with subsection (iii) above, WFHC may, in its sole discretion, in accordance with this subsection (iv) below, elect to acquire from Shire the Abandoned Product Registration and all assets relating exclusively to the Business in the applicable country or other jurisdiction for no additional consideration payable by WFHC to Shire. WFHC may exercise its right under this subsection (iv) by providing written notice to Shire (an “Abandoned Product Registration Notice”) within thirty (30) days after receipt of Shire’s notice under subsection (iii) above or thirty (30) days after the date that WFHC learns of the Abandoned Product Registration, as applicable. Upon Shire’s receipt of an Abandoned Product Registration Notice, Shire shall promptly (and in no event later than thirty (30) days) do all acts and execute all documents reasonably requested by WFHC in order to complete the transfer to WFHC or its nominee the Abandoned Product Registration and all other assets exclusively relating to the Business in the applicable country, including without limitation, Regulatory Documentation, books, records, trademarks and trade dress; provided, however, that Shire shall have the opportunity to cure any error or omission in the maintenance of any Transferred Regulatory Documentation or the filing and maintaining any Marketing Authorization by taking commercially reasonable steps to resume regulatory responsibility for the Abandoned Product Registration and promptly notifying WFHC of such steps and the results of Shire’s related regulatory activities. In the event that WFHC does not elect within the prescribed period to acquire any such Abandoned Product Registration from Shire or its Affiliates, Shire and its Affiliates shall be under no further obligation to maintain such Abandoned Product Registration.

(v) To the extent Shire incurs out-of-pocket costs and expenses in furtherance of the transfers of any Abandoned Product Registration and any assets exclusively relating to the Business in the relevant country to WFHC, WFHC shall reimburse Shire for all such amounts within thirty (30) days of WFHC’s receipt of an invoice from Shire specifying such amounts and providing reasonable documentation of the source of the related out-of-pocket costs and expenses provided that any such individual cost and expense in excess of U.S.$5,000 has been approved in writing by WFHC before it is incurred by Shire.

(vi) All Regulatory Documentation and all other assets exclusively relating to the Business in the applicable country transferred by Shire or its Affiliates to WFHC or its nominee and any assistance provided by Shire or its Affiliates or nominees in the transfer of the same pursuant to this Section 7.01(c) shall be transferred or provided “AS IS.” SHIRE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSES, RELATING TO THE ASSETS TO BE TRANSFERRED OR SERVICES TO BE PROVIDED UNDER THIS SECTION.

(d) Conduct of EU Phase IV Study. Shire shall be solely responsible and liable for (i) the proposed Phase IV regulatory study for the Product in the European Union (the “EU Phase IV Study”) and (ii) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority in each country in the Territory required by Requirements of Laws in connection with the EU Phase IV Study. Furthermore, upon receipt of an invoice from WFHC, Shire shall reimburse WFHC for all out-of-pocket costs and expenses incurred by it in furtherance of the EU Phase IV Study through the Closing Date not to exceed $26,457.00.

(e) Regulatory Assistance.

(i) Transition Regulatory Assistance. For a period of 180 days after the Closing Date, WFHC shall provide such assistance as Shire may reasonably require in relation to (a) any matter relating to the EU Phase IV Study; (b) any matter relating to the transfer of any Regulatory Documentation in any country in the Territory and (c) other ongoing matters relating to Compliance with the Regulatory Documentation including such matters as shelf-life extension and the tube length for the Product and the Licensed Improvements. To the extent WFHC incurs out-of-pocket costs and expenses in rendering the assistance it provided under this Section 7.02(d), Shire shall reimburse WFHC for all such amounts within thirty (30) days of Shire’s receipt of an invoice from WFHC specifying such amounts and providing reasonable documentation of the source of the related out-of-pocket costs and expenses; provided that any such individual cost and expense in excess of U.S.$5,000, has been approved in writing by Shire before it has been incurred by WFHC.

(ii) Continuing Regulatory Assistance. From and after the Closing, each party shall provide such assistance as the other party may reasonably request related to the maintenance and compliance of its respective Regulatory Documentation and other marketing authorizations, approvals, permits and regulatory licenses related to the Product. To the extent either party incurs out-of-pocket costs and expenses in rendering the assistance requested by the other party in connection with this subsection (ii), such requesting party shall reimburse the assisting party for all such amounts within thirty (30) days of the requesting party’s receipt of an invoice from assisting party specifying such amounts and providing reasonable documentation of the source of the related out-of-pocket costs and expenses provided that any such individual cost and expense in excess of U.S.$5,000 has been approved in writing by Shire before they have been incurred by WFHC.

(f) Pharmacovigilance. The parties shall promptly after Closing, but in any event prior to any sale or distribution of the Product within the Territory by Shire, negotiate in good faith and enter into a customary pharmacovigilance agreement and technical agreement with respect to the Product, and shall comply with the terms of such pharmacovigilance agreement and technical agreement for their respective terms. The parties shall also enter into and comply with such other agreements as either party may reasonably request for the purposes of the maintenance and reporting of safety data for the Product and the transport and handling of the Product and Licensed Improvements as may be required by any applicable Requirements of Law or Governmental Authority.

SECTION 8.

MANUFACTURING AND SUPPLY

Section 8.01. General Terms of Supply.

The parties acknowledge that WFHC currently obtains its requirements of Products for sale in the United States from BMS pursuant to the Master Vaniqa® Supply Agreement. Each of WFHC’s commitments with respect to the supply of the Product and related matters under this Section 8 shall be deemed to require only that WFHC use its commercially reasonable efforts to cause BMS to fulfill any such commitment as permitted under the terms of the Master Vaniqa® Supply Agreement.

(a) Term. WFHC shall supply to Shire, or cause BMS to supply to Shire, consistent with the terms of the Master Vaniqa® Supply Agreement, all of Shire’s requirements for the Product for the Supply Term. The Supply Term shall be terminated early automatically and without any further action of the parties upon the earlier of (i) Shire’s exercise of its right to implement alternative manufacturing arrangements under Section 8.04 below or (ii) the termination of the Master Vaniqa® Supply Agreement; provided that, in the case of a termination under clause (ii), WFHC shall seek to obtain from BMS the right for Shire to continue to purchase Product from BMS on substantially equivalent terms. For the avoidance of doubt, except as set forth in any Firm Order delivered by Shire, nothing in this Section 8.01 shall require Shire to Purchase the Product from WFHC and/or BMS.

(b) Finished Form. WFHC shall supply to Shire, or cause BMS to supply to Shire, consistent with the terms of the Master Vaniqa® Supply Agreement, the Products in finished and packaged form, including all labeling, branding, packaging and/or manufacturing changes requested by Shire or required by applicable Requirements of Laws; provided that Shire shall be solely responsible for any and all incremental costs related to any such changes requested by Shire or required by applicable Requirements of Laws in the countries of the Territory vis-à-vis United States labeling. In furtherance of the foregoing, Shire shall, at its own expense, provide WFHC with camera-ready artwork and/or modifications to the packaging 180 days prior to desired implementation for use in revised labels for the Product for sale in the Territory.

(c) Forecasts. In order to permit WFHC to submit to BMS a combined forecast of the parties’ mutual requirements for Products during the Supply Term, Shire shall submit to WFHC upon execution of this Agreement and thereafter no later than forty-five (45) days before the first day of every calendar quarter (January 1, April 1, July 1, and October 1 of each year) during the Supply Term, a rolling forecast for the remainder of the Supply Term (“Forecast”) organized by months and Product stock keeping units setting forth orders Shire expects to place for the Product during such period commencing with the beginning of said calendar quarter. Shire shall make all Forecasts in good faith given market and other information available to Shire. All Forecasts shall be non-binding except as set forth in subsection (d) below.

(d) Firm Orders. Unless and until Shire exercises its right to implement alternative manufacturing arrangements under Section 8.04, BMS shall have agreed to accept Firm Orders under the Master Vaniqa® Supply Agreement directly from Shire, Shire may purchase the Product from WFHC solely by Firm Orders for the Product. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions in any such Firm Order. In order to permit WFHC to submit to BMS a combined Firm Order of the parties’ mutual requirements for Products during the Supply Term, Shire shall submit each of its written Firm Orders to WFHC at least one hundred thirty (130) days in advance of the date specified in each of Shire’s Firm Orders on which delivery of the Product is required. Each of Shire’s Firm Orders to WFHC shall be binding on Shire once the corresponding Firm Order of WFHC has been delivered by WFHC to BMS and accepted by BMS. Attached hereto as Exhibit O is the initial Firm Order for Shire’s requirements of the Product through March 31, 2004.

(e) Purchase Price. The purchase price for each unit of Product shall [***]. Shire shall also reimburse WFHC for the cost and expense of any Fully-Burdened Cost payable to BMS and any applicable freight, transportation, warehouse and storage charges attributable to the Product ordered by Shire consistent with the terms of the Master Vaniqa® Supply Agreement. Payments for the purchase price and other costs to be borne by Shire shall be made promptly following approval by Shire of a valid invoice therefor, and in any event within the prescribed time period for WFHC to make payment therefor to BMS, subject to any rights WFHC may have under the Master Vaniqa® Supply Agreement to deny, object to or challenge any such payment. WFHC shall not agree to pay, or acknowledge that Shire has an obligation to pay, any invoice in respect of the Product supplied to Shire hereunder unless and until Shire has agreed in writing to pay any such invoice.

(f) Master Vaniqa® Supply Agreement Obligations. Except as otherwise specifically provided in this Section 8 and subject to Section 8.01 (g) below, during the Supply Term (or such longer period as may be required under the Master Vaniqa® Supply Agreement), Shire hereby assumes the performance of, and undertakes to be solely liable and responsible for, the covenants, obligations and requirements of WFHC under the Master Vaniqa® Supply Agreement with respect to the Business and the Product solely within the Territory, as if Shire was the “Company” under the Master Vaniqa® Supply Agreement, under Section 2.01(d) (Sale and Purchase of Product), 2.04 (Shipments), 2.06 (Quality Control; Change in Specifications or Supplier), Section 2.11 (Maintenance of Product Registrations), Section 2.12 (Promotional and Advertising Materials), Section 4.01 (Payment; Books and Records), Section 4.03 (Taxes), Section 4.04 (Late Payments), Section 5.01 (Compliance with Law; Cooperation), Section 5.03 (The Company Representations, Warranties and Covenants), Section 6.02 (The Company Indemnity), Section 7 (Compliance with Government Regulations), Section 8 (Stability; Product Recalls; Adverse Experiences; Product Quality Complaints; and Medical Inquiries), Section 9 (Confidentiality Requirement) and Section 12.01 (Technical Assistance) but in each case Shire shall be entitled to, and WFHC shall give Shire the benefit of, any limitations of liability, defenses, indemnities, counterclaims or other rights WFHC has pursuant to or in connection with the Master Vaniqa® Supply Agreement with respect to the Business and the Product within the Territory. Shire shall provide all notices, communications and other information related to regulatory compliance, filings and approvals and product safety and quality matters required to be provided under the Master Vaniqa® Supply Agreement pursuant to Section 2.06 (Quality Control; Change in Specifications or Supplier), Section 2.11 (Maintenance of Product Registrations), Section 2.12 (Promotional and Advertising Materials), Section 5.01 (Compliance with Law; Cooperation), Section 7 (Compliance with Government Regulations), Section 8 (Stability; Product Recalls; Adverse Experiences; Product Quality Complaints; and Medical Inquiries), solely to WFHC and Shire shall be relieved from its obligations to provide such notices, communications and other information to BMS upon delivery of such notices, communications and other information to WFHC. Concurrently with the delivery or transmission of any other notice, correspondence or other communication from Shire to BMS related to the Master Vaniqa® Supply Agreement, Shire shall provide a copy of such notice, correspondence or other communication to WFHC.

(g) Other Supply Terms. WFHC shall promptly provide Shire with any notices and promptly inform Shire of any communications it receives from BMS in relation to any of the obligations for which Shire has assumed the performance, responsibility and liability under Section 8.01(f) above. During the Supply Term, WFHC shall comply with any reasonable direction from Shire with respect to the exercise of WFHC’s rights under the Master Vaniqa® Supply Agreement solely with respect to Product to be offered for sale in the Territory (including, without limitation, changes in specifications, quality control, inspection and rejection of Products and audits) and to provide any assistance reasonably

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requested. Shire agrees that any Liability that WFHC may incur pursuant to the Master Vaniqa® Supply Agreement as a result of Shire’s Forecasts, Firm Orders or other directions (including, without limitation, Liabilities for the payment of purchase price and transfer or value added taxes, risk of loss of Products in transit, maintenance of regulatory documentation, compliance with laws and fulfillment of indemnification obligations) shall be for the account of Shire and Shire hereby agrees to pay, perform and discharge when due any such Liabilities, subject to WFHC complying with Shire’s reasonable instructions thereto and any rights WFHC may have under the Master Vaniqa® Supply Agreement to deny, object to or challenge any such payment.

Section 8.02. Insurance Requirements.

Shire shall maintain comprehensive general liability insurance on a claims-made basis, with endorsements for contractual liability and product liability consistent with, or more comprehensive than, industry standards. The minimum level of insurance set forth herein shall not be construed to create a limit on Shire’s liability hereunder. On the Closing Date and at each subsequent renewal of insurance during the Supply Term, Shire shall upon request from WFHC furnish to WFHC a certificate of insurance evidencing such coverage. In the event that Shire cancels its insurance coverage or modifies its insurance coverage in any manner that would not comply with this Section 8.02, Shire shall immediately provide notice to WFHC.

Section 8.03. Reimbursement of WFHC Expenses.

At the Closing, Shire shall pay to WFHC the amount of up to U.S.$14,025.00 for costs incurred by WFHC relating to analytical services to qualify European Union laboratory. In addition to the purchase price for the Product and any applicable freight, transportation, warehouse and storage charges in accordance with Section 8.01(e) above, Shire shall compensate WFHC for all services expended and expenses incurred to administer Shire’s Forecasts, Firm Orders and other directions with respect to matters pertaining to the manufacture and supply of the Product at the rate of U.S.$100.00 per hour plus any out-of-pocket costs and expenses; provided that any such individual cost and expense in excess of U.S.$5,000.00, has been approved in writing in advance by Shire.

Section 8.04. Transition of Manufacturing Services.

(a) Alternative Manufacturing Arrangements. Shire shall use commercially reasonable efforts to cease to purchase Product through the procedures set forth in Section 8.01 above as soon as possible and, instead, transition the manufacturing and supply of the Product by (i) manufacturing the Product for its own account, (ii) contracting with a separate manufacturer for the manufacture of the Product or (iii) contracting directly with BMS for the continued manufacture of the Product for Shire. At such time as Shire has established alternative manufacturing arrangements under this subsection (a), the Supply Term and WFHC’s obligations under Section 8.01 shall automatically terminate.

(b) Rights to Supply. In the event that either party intends to change any manufacturer of the Product and Licensed Improvements to a contract manufacturer other than BMS, such party shall give notice to the other party detailing the proposed manufacturer and, if practicable, the terms of such manufacture. Such party shall provide to other party the opportunity to discuss the possibility of obtaining its supply of the Product and Licensed Improvements from such manufacturer.

(c) Manufacturing Transition Services. In connection with the expiration of the Supply Term, in the event Shire has transitioned the manufacturing and supply of the Product under clauses (i) or

(ii) of subsection (a) above, WFHC shall provide, or shall use its commercially reasonable efforts to cause BMS to provide, up to [***] of consulting advice (including travel time) to Shire at [***] to facilitate the manufacture of the Product by Shire or its contract manufacturer. In the event additional [***] of consulting advice are required, Shire and WFHC shall negotiate in good faith a separate additional fee.

Section 8.05. No Responsibility for BMS performance.

Notwithstanding any other provision of this Agreement, WFHC only guarantees BMS’ performance under the Master Vaniqa® Supply Agreement to the extent that BMS has any obligations in respect of such performance to WFHC thereunder, and WFHC shall only be liable to Shire for any breach by BMS under the Master Vaniqa® Supply Agreement to the extent it is able to recover the same from BMS; provided that WFHC shall have complied with Shire’s reasonable instructions in relation to any such breach, including, without limitation, any failure of BMS to provide Product to WFHC or Shire pursuant to any Firm Order.

SECTION 9.

MARKETING PLANS AND STUDIES

Section 9.01. Marketing and Sales Plans.

Within two (2) months following the Closing Date, Shire shall present to WFHC Shire’s marketing and sales plans for the Territory.

Section 9.02. Clinical Marketing Studies.

Either party may conduct any clinical marketing studies with respect to the Product and Licensed Improvements for the Indication that it deems appropriate and desirable; provided that (a) the party conducting any clinical marketing study shall provide written notice of the proposed study to the other party and, if the other party requests to participate in such study, negotiate in good faith with the other party concerning the terms of such participation, and (b) regardless of whether the parties actually participate with one another in the conduct of the study, the party conducting any clinical marketing study with respect to the Product and Licensed Improvements for the Indication, other than with respect to Phase IIIb or Phase IV clinical trials, shall make available to the other party true, complete and correct copies of all data generated to support the study. The parties shall comply with all Requirements of Laws in connection with any such clinical marketing studies.

SECTION 10.

[***]

Section 10.01. [***].

(a) Notice. If at any time within [***] after the Closing Date:

(i) [***];

(ii) [***]; or

(iii) [***].

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(b) [***].

(c) [***].

(d) [***].

(e) [***]. The parties’ acknowledge that[***].

(f) [***].

SECTION 11.

OWNERSHIP AND ENFORCEMENT OF INTELLECTUAL PROPERTY

Section 11.01. Ownership of Intellectual Property.

(a) Subject to any rights granted under Section 2, each party shall have and retain sole and exclusive title to or rights as licensee under any intellectual property licensed by such party under Section 2.

(b) With respect to any Improvements developed or acquired by the parties, (a) WFHC shall have exclusive ownership and control over all such Improvements invented or acquired solely by WFHC and its Affiliates (the “WFHC Improvements”), (b) Shire shall have exclusive ownership and control over all such Improvements invented or acquired solely by Shire and its Affiliates (the “Shire Improvements”), and (c) WFHC and Shire shall have joint ownership and control over all such Improvements invented or acquired jointly by the parties and their respective Affiliates (the “Joint Improvements”); provided that Shire shall not commercialize any Shire Improvements or Joint Improvements outside of the Territory and WFHC shall not commercialize any WFHC Improvements or Joint Improvements inside the Territory unless and until [***].

(c) Each party shall (and shall cause any of its applicable Affiliates to) promptly disclose to the other party all Improvements that do not constitute Select Improvements that such party or its Affiliates acquire, invent or develop, individually or jointly with any Third Party. Each party shall (and shall cause any of its applicable Affiliates to) make such assignments and take such other actions as may be necessary or appropriate to effect the ownership of intellectual property rights in accordance with this Section 11.01.

(d) Notwithstanding the allocation of ownership of Improvements set forth above, WFHC shall have the exclusive (including with respect to Shire and its Affiliates) right to commercialize outside the Territory for the Indication any Improvements that do not constitute Select Improvements and Shire shall have the exclusive (including with respect to WFHC and its Affiliates) right to commercialize within the Territory for the Indication any Improvements that do not constitute Select Improvements.

Section 11.02. Maintenance of Patents.

WFHC shall, or shall use best efforts pursuant to the Master Vaniqa® License Agreement to cause Gillette to, (a) maintain the Gillette Patents in the United States for the term of each such Gillette Patent, and (b) maintain the Gillette Patents in the foreign countries listed in Annex B to the Master Vaniqa® License Agreement in which any such Gillette Patent has been granted for the respective terms

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thereof. During the term of each Gillette Patent, WFHC shall promptly notify Shire of any material proceedings or developments it is aware of and which may adversely affect the prosecution or maintenance of the Gillette Patents in the Territory related to the Indication and shall use its commercially reasonable efforts to provide such further information related to such proceedings or developments as may be reasonably requested by Shire.

Section 11.03. Infringement of Licensed Property.

(a) If a party becomes aware that any of the intellectual property licensed pursuant to Section 2 is or may be infringed by a Third Party, such party shall promptly notify any licensor or licensee, as the case may be, to this Agreement thereof within thirty (30) days of such awareness, and shall thereafter provide such other information related to the infringement as may be reasonably requested by any licensor or licensee, as the case may be.

(b) Subject to subsections (c) and (d) below, upon receiving notice of infringement or suspected infringement of its intellectual property, the licensor of the intellectual property in question shall, at its option, (i) use commercially reasonable efforts directed to prevent or enjoin any such infringement and to prosecute any proceedings that may be necessary for such purposes, all at its direction and expense, or (ii) if the licensor fails to use commercially reasonable efforts to prevent or enjoin any such infringement within sixty (60) days of a written request from the licensed party to take such action, the licensed party may seek to prevent or enjoin any such infringement and to prosecute such proceedings at its expense. Any damages recovered shall be for the account of the party who brings the action. Each party agrees to provide the party that is seeking to prevent or enjoin any such infringement with all reasonable assistance, information and authority to perform the foregoing.

(c) Upon WFHC’s receiving notice from Shire of infringement or suspected infringement of the Gillette Patents or the Gillette Know-How, WFHC shall, in turn, promptly notify Gillette of such infringement or suspected infringement. If Gillette thereafter fails to use commercially reasonable efforts directed to prevent or enjoin any such infringement and to prosecute any proceedings that may be necessary for such purposes, all at its direction and expense as set forth in the Master Vaniqa® License Agreement, WFHC may, within sixty (60) days of a written request to Gillette from WFHC to take such action, seek to prevent or enjoin any such infringement and to prosecute such proceedings at its expense as set forth in the Master Vaniqa® License Agreement. If WFHC, in turn, fails to use commercially reasonable efforts directed to prevent or enjoin any such infringement and to prosecute any proceedings that may be necessary for such purposes, all at its direction and expense, Shire may within sixty (60) days of WFHC being entitled to take such action, seek to prevent or enjoin any such infringement and to prosecute such proceedings at its expense. Any damages recovered shall be for the account of the party who brings the action. Each party agrees to provide the party that is seeking to prevent or enjoin any such infringement with all reasonable assistance, information and authority to perform the foregoing, and, in the case of WFHC, to use commercially reasonable efforts pursuant to the Master Vaniqa® License Agreement to cause Gillette to provide all reasonable assistance, information and authority to perform the foregoing.

(d) Upon WFHC’s receiving notice from Shire of infringement or suspected infringement of the BMS Know-How and/or the BMS Manufacturing Know-How, WFHC shall, in turn, promptly notify BMS of such infringement or suspected infringement. If BMS thereafter fails to use commercially reasonable efforts directed to prevent or enjoin any such infringement and to prosecute any proceedings that may be necessary for such purposes, all at its direction and expense as set forth in the Master Vaniqa® License Agreement, WFHC may, within sixty (60) days of a written request to BMS from WFHC to take such action, seek to prevent or enjoin any such infringement and to prosecute such proceedings at its expense as set forth in the Master Vaniqa® License Agreement. If WFHC, in turn, fails to use commercially reasonable efforts directed to prevent or enjoin any such infringement and to prosecute any proceedings that may be necessary for such purposes, all at its direction and expense, Shire may, within sixty (60) days WFHC being entitled to take such action, seek to prevent or enjoin any such infringement and to prosecute such proceedings at its expense. Any damages recovered shall be for the account of the party who brings the action. Each party agrees to provide the party that is seeking to prevent or enjoin any such infringement with all reasonable assistance, information and authority to perform the foregoing, and, in the case of WFHC, to use commercially reasonable efforts pursuant to the Master Vaniqa® License Agreement to cause BMS to provide all reasonable assistance, information and authority to perform the foregoing.

Section 11.04. Trademark Matters.

(a) Transferred Trademark Rights. Shire shall have the exclusive right to use, register and license the Transferred Trademarks and any trademarks similar to the Transferred Trademarks throughout the Territory for the purposes of the Business, and WFHC shall have the exclusive right to use, register and license all other trademarks related to the Product as of the Closing Date (“Retained Trademarks”) outside the Territory for purposes of the Business. WFHC shall not contest or deny the validity of the Transferred Trademarks and any trademarks similar to the Transferred Trademarks used, registered or licensed by Shire from time to time in the Territory for the purposes of the Business and/or the title of Shire thereto, and Shire shall not contest or deny the validity of the Retained Trademarks and/or the title of WFHC thereto. WFHC shall not register or attempt to register any trademarks similar to the Transferred Trademarks within any country in the Territory, or in any way assist others in doing so, and Shire shall not register or attempt to register any trademarks similar to the WFHC Trademarks in any country outside the Territory, or in any way assist others in doing so.

(b) Expenses. From and after the Closing Date, Shire shall bear all costs and expenses attributable to the Transferred Trademarks and any trademarks similar to the Transferred Trademarks in the Territory, including, without limitation, assignment, recording and registration fees, maintenance expenses and attorneys fees and expenses. WFHC shall bear all costs and expenses attributable to the Retained Trademarks outside the Territory, including, without limitation, assignment, recording and registration fees, maintenance expenses and attorneys fees and expenses.

SECTION 12.

OTHER COVENANTS

Section 12.01. Compliance with Master Vaniqa® License Agreement.

(a) Shire shall, and shall cause its Affiliates, to take no action or fail to take any action, that would constitute a material breach of the Master Vaniqa® License Agreement as if Shire was the “Purchaser” under the Master Vaniqa® License Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict in the terms of this Agreement and the Master Vaniqa® License Agreement, Sections 2.03 or 7.02(b) of the Master Vaniqa® Purchase Agreement or Section 2.13(c) of the Master Vaniqa® Supply Agreement, the terms of the Master Vaniqa® License Agreement, Sections 2.03 or 7.02(b) of the Master Vaniqa® Purchase Agreement or Section 2.13(c) of the Master Vaniqa® Supply Agreement, as applicable, shall control; provided, however, that for purposes of the sublicenses granted in Sections 2.01, 2.02, 2.06(b) and 2.07 of this Agreement, the terms “Licensed Improvements” and “Territory” shall have the meanings set forth herein.

(b) At any time after the Closing, upon the request of WFHC, upon reasonable written notice, Shire shall furnish or cause to be furnished to WFHC, BMS or Gillette, as promptly as practicable, such information and assistance (to the extent within the control of the Shire) relating to the

Transferred Assets (including access to the Transferred Books and Records) as is reasonably requested in connection WFHC’s obligations under Section 7.02(a) (Access to Information) of the Master Vaniqa® Purchase Agreement. Shire or its Affiliates shall retain the Transferred Books and Records included in the Transferred Assets until June 25, 2009. After such date, before disposing of such Transferred Books and Records, Shire shall give notice to such effect to WFHC (or its successors or assigns, as applicable) and shall give WFHC, at WFHC’s cost and expense, an opportunity to remove and retain all or any part of such Transferred Books or Records as WFHC may select connection WFHC’s obligations under Section 7.02(a) (Access to Information) of the Master Vaniqa® Purchase Agreement.

Section 12.02. Marketing Materials.

Each party shall from time to time after the Closing, without additional consideration, share with the other party its respective marketing and promotional materials pertaining to the Products and Licensed Improvements in furtherance of a consistent global branding strategy for the Product and Licensed Improvements. The parties’ interaction concerning the sharing of marketing and promotional shall be facilitated by the Committee.

Section 12.03. Website Matters.

(a) WFHC shall provide one or more hypertext links from www.vaniqa.com to the Transferred URL and/or such other websites as Shire may reasonably request to direct user traffic from countries within the Territory to Shire’s websites. Likewise, Shire shall provide one or more hypertext links from the Transferred URL and Shire’s other websites dedicated to the Product to www.vaniqa.com and/or such other websites as WFHC may reasonably request to direct user traffic from countries outside of the Territory to WFHC’s websites. Such links shall be subject to acceptance testing by the parties. In the event the links do not initially conform to the acceptance testing, each party shall have reasonable opportunity to modify the links from its site to the other party’s site accordingly. The links shall be deemed accepted within ten (10) business days of such installation, unless either party provides written notice to other party to the contrary.

(b) Each party will provide the other party with reasonable access to the hypertext link location within its websites concerning the Product. Such access will be for monitoring and/or maintenance purposes only. Neither party will be required to compromise any security feature of websites.

(c) Each party will retain all proprietary rights in its respective websites and content, and at no time will either party acquire ownership of the websites or content of the other party, or any portion thereof.

(d) Shire and WFHC will comply with all applicable Requirements of Laws relating to their respective websites and content thereof, including, without limitation, privacy laws and product labeling laws. Notwithstanding the requirements of subsections (a) through (c) above, neither party shall be required to include any hypertext link or website content that is prohibited by applicable Requirements of Laws, and each party shall retain ultimate control and authority over the content of its respective websites.

(e) Shire and WFHC shall place any warning reasonably required by the other party for the purposes of warning users of their respective websites that the information placed on that website is only for certain specified persons.

(f) As between WFHC and Shire, Shire shall be entitled to register any website with a country suffix for the following names in any of the countries in the Territory: VANAQA; VANICA; VANIKA; VANIQAADVISORS; VANIQAADVOCATES; VANIQACONSULTANTS; VANIQAEXPERTS; VANIQANEWS; VANIQARESOURCES; 1HIRSUTISM; HIRSUTISM1; UNWANTEDFACIALHAIR; FACEADVISORS; FACECONFIDENCE; FACECONSULTANTS; FACENEWS; FACEOFCONFIDENCE; FEMININEFACE; EFLORNITHINE; and EFLORNITHINEHCL.

Section 12.04. Further Assurances.

Each party shall from time to time after the Closing, without additional consideration (subject to the expense allocation and reimbursement provisions contained herein), execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement.

Section 12.05. Publicity.

The content of the initial press release to be issued by the parties relating to this Agreement and the transaction contemplated hereunder is attached hereto as Exhibit J. The form and content of any subsequent public announcement to be made by either party regarding this Agreement, or the subject matter contained herein, shall be delivered to the other party at least two (2) business days prior to publication and shall be subject to the prior written consent of the other party (which consent may not be unreasonably withheld or delayed), except as may be required by applicable law (including disclosure requirements of the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq National Market, or any other stock exchange) in which event each party shall use commercially reasonable efforts to give the other party reasonable advance notice and reasonable opportunity to review any such disclosure.

Section 12.06. Contracts.

Except as expressly set forth herein, on the Closing Date, Shire will not assume any Contracts of WFHC, including, without limitation, any Contracts of WFHC relating to the supply of the Product by WFHC to Third Parties.

Section 12.07. Services.

All services provided by either party under this Agreement shall be provided “AS IS.” NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSES, RELATING TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

SECTION 13.

TERM AND TERMINATION

Section 13.01. Term and Expiration.

This Agreement shall become effective as of the Effective Date and shall continue in perpetuity unless all licenses granted by WFHC to Shire under Section 2 have terminated pursuant to Section 13.02; provided that this Agreement may be terminated prior to the Closing as set forth below:

(a) the parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Shire may terminate this Agreement at any time prior to the Closing (i) in the event WFHC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Shire has notified WFHC of the breach, and the breach has continued uncured for a period of fifteen (15) days after notice of the breach or (ii) if the Closing shall not have occurred on or before December 24, 2003; and

(c) WFHC may terminate this Agreement at any time prior to the Closing (i) in the event Shire has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, WFHC has notified Shire of the breach, and the breach has continued uncured for a period of fifteen (15) days after notice of the breach or (ii) if the Closing shall not have occurred on or before December 24, 2003.

WFHC’s obligations under Section 8.01 shall terminate upon the expiration or early termination of the Supply Term in accordance with Section 8.01.

Section 13.02. Termination of Licenses.

A party may terminate any right or license granted by it in Section 2 of this Agreement, if the party to whom it has granted a right or license (the “Licensed Party”) or any of the Licensed Party’s Affiliates has materially breached any term of this Agreement; provided that the terminating party has provided written notice of such breach, as applicable, to the Licensed Party and the Licensed Party has failed to cure such breach within sixty (60) days of receipt of such notice; provided that, in the event of a notice of termination from WFHC to Shire under this Agreement stemming from a material breach declared by Gillette or BMS under the Master Vaniqa® License Agreement, WFHC shall give prompt written notice of such event to Shire (and, in any event, not less than five (5) days from WFHC’s receipt of notice from Gillette or BMS), and Shire shall have only such time as may be permitted under the Master Vaniqa® License Agreement to cure such breach. Each of WFHC and Shire acknowledge and agree that (i) upon termination by Gillette of any license granted by Gillette to WFHC in Section 2 of the Master Vaniqa® License Agreement, any sublicense granted thereunder by WFHC to Shire in Section 2.01 of this Agreement (and any further sublicense thereunder granted by Shire to any Third Party pursuant to Section 2.10(b) of this Agreement) shall terminate pursuant to Section 4.03 of the Master Vaniqa® License Agreement and (ii) upon termination by BMS of any license granted by BMS to WFHC in Section 2 of the Master Vaniqa® License Agreement, any sublicense granted thereunder by WFHC to Shire in Section 2.02 of this Agreement (and any further sublicense thereunder granted by Shire to any Third Party pursuant to Section 2.10(c) of this Agreement) shall terminate pursuant to Section 4.03 of the Master Vaniqa® License Agreement. In addition, WFHC shall have the right to terminate any license granted to Shire under Sections 2.06(b) and 2.07(a) of this Agreement to the extent that WFHC’s right to grant such licenses is terminated; provided that WFHC shall use its commercially reasonable efforts to obtain from Gillette or BMS, as applicable, the right for Shire and its sublicensees to continue using the rights so terminated. Any termination pursuant to this Section 13.02 shall become effective immediately upon written notice to the Licensed Party of the occurrence of the conditions for such termination or, if applicable, the expiration of the sixty (60) cure period. The right of each party to terminate this Agreement as provided in this Section 13.02 shall not be affected in any way by such party’s or any other party’s waiver, delay or failure to take action with respect to any default by a Licensed Party.

Section 13.03. Effect of Termination.

(a) Upon the termination by a party of any license granted by it to a Licensed Party pursuant to Section 13.02, in addition to any other remedies available to such terminating party at law or in equity, (i) such Licensed Party shall promptly cease use of such licensed intellectual property and transfer to such party copies of all data, reports, records and materials in such Licensed Party’s possession or control that relate to research, development and commercialization of the intellectual property licensed to such Licensed Party and return to such party all relevant records and materials in such Licensed Party’s possession or control containing confidential information of such party (provided that such Licensed Party may keep one copy of such confidential information of such party for archival purposes only); and (ii) all sublicenses granted by such Licensed Party under such terminated right or license shall terminate.

(b) Upon the termination of this Agreement by WFHC for breach by Shire, WFHC may, in its sole discretion, elect to acquire: (i) all or part of the Transferred Trademarks for no additional consideration; and (ii) any other assets of Shire or its Affiliates relating exclusively to the Business in the Territory, including, without limitation, any other trademarks and trade dress, Regulatory Documentation and books and records, for the fair market value thereof. The parties shall negotiate in good faith to establish the fair market value of such assets within thirty (30) days of the termination of this Agreement. If the parties fail to agree with respect to the fair market value within such thirty (30) day period, such dispute shall be resolved in accordance with Section 16.12 below. WFHC may exercise its right under this section by providing written notice to Shire referencing this section. Upon any such election, Shire shall promptly (and in no event later than thirty (30) days) do all acts and execute all documents reasonably requested by WFHC to complete the transfer of such assets to WFHC or its nominee.

(c) All trademarks and other assets transferred under subsection (b) above by Shire or its Affiliates to WFHC or its nominee and any assistance provided by Shire or its Affiliates or nominees in the transfer of the same pursuant to this Section 13.03 shall be transferred or provided “AS IS.” SHIRE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSES, RELATING TO THE ASSETS TO BE TRANSFERRED OR SERVICES TO BE PROVIDED UNDER THIS SECTION.

(d) Notwithstanding anything else in this Agreement, in the event that the Master Vaniqa® License Agreement is terminated other than as a result of an action or omission by Shire, its Affiliates’ or any of their respective sublicensees, WFHC shall pay the following applicable amount to Shire on the date of such termination (the “Termination Date”):

(i) in the event that the Termination Date is on or prior to the first anniversary of the Closing Date, an amount equal to [***];

(ii) in the event that the Termination Date is after the first anniversary and on or before the second anniversary of the Closing Date, an amount equal to [***];

(iii) in the event that the Termination Date is after the second anniversary and on or before the third anniversary of the Closing Date, an amount equal to [***];

(iv) in the event that the Termination Date is after the third anniversary and on or before the fourth anniversary of the Closing Date, an amount equal to [***];

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(v) in the event that the Termination Date is after the fourth anniversary and on or before the fifth anniversary of the Closing Date, an amount equal to [***];

(vi) in the event that the Termination Date is after the fifth anniversary and on or before the sixth anniversary of the Closing Date, an amount equal to [***]; or

(vii) in the event that the Termination Date is after the sixth anniversary, an amount equal to [***].

Shire acknowledges and agrees that the foregoing refund shall be the sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under or that are reasonably related to the termination of the Master Vaniqa® License Agreement; and no claim for indemnification may be made by any Shire Indemnified Party under Section 15.02 with respect to any Losses related to the termination of the Master Vaniqa® License Agreement. In furtherance of the foregoing, Shire hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action under or that are reasonably related to the termination of the Master Vaniqa® License Agreement it may have against WFHC arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the refund provision of this Section 13.03(d)).

(e) Notwithstanding anything else in this Agreement, in the event that the Master Vaniqa® License Agreement is terminated as a result of an action or omission by Shire, its Affiliates’ or any of their respective sublicensees, Shire shall pay the following applicable amount to WFHC on the Termination Date:

(i) in the event that the Termination Date is prior to the first anniversary of the Closing Date, an amount equal to [***];

(ii) in the event that the Termination Date is after the first anniversary and on or before the second anniversary of the Closing Date, an amount equal to [***];

(iii) in the event that the Termination Date is after the second anniversary and on or before the third anniversary of the Closing Date, an amount equal to [***];

(iv) in the event that the Termination Date is after the third anniversary and on or before the fourth anniversary of the Closing Date, an amount equal to [***];

(v) in the event that the Termination Date is after the fourth anniversary and on or before the fifth anniversary of the Closing Date, an amount equal to [***];

(vi) in the event that the Termination Date is after the fifth anniversary and on or before the sixth anniversary of the Closing Date, an amount equal to [***]; or

(vii) in the event that the Termination Date is after the sixth anniversary, an amount equal to [***].

WFHC acknowledges and agrees that the foregoing refund shall be the sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under or that are reasonably related to the termination of the Master Vaniqa® License Agreement as a result of Shire’s or its Affiliates’ default or breach under this Agreement; and no claim for indemnification may be made by any WFHC Indemnified Party under Section 15.03 with respect to any Losses related to such termination of the

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Master Vaniqa® License Agreement. In furtherance of the foregoing, WFHC hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action under or that are reasonably related to the termination of the Master Vaniqa® License Agreement it may have against Shire arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the additional payment provision of this Section 13.03(e)).

(f) The parties acknowledge and agree that if the Master Vaniqa® License Agreement is terminated, then (i) each party will suffer substantial loss of income and revenue and other damages and losses, including, without limitation, loss of business and loss or damage to reputation, business relationships and goodwill, and (ii) the actual amount of damages which each party would suffer would be extremely difficult and impracticable to ascertain. Accordingly, the parties have agreed to the refund and additional payment provisions in subsections (d) and (e) above to the exclusion of all other remedies, claims and causes of action. The parties agree that the refund and additional payment provisions in subsections (d) and (e) set forth above constitute a reasonable estimate of the amount of damages for the termination of the Master Vaniqa® License Agreement.

Section 13.04. Accrued Rights; Surviving Obligations.

(a) Termination of this Agreement shall be without prejudice to any rights and claims which shall have accrued to or arisen for the benefit of any party prior to such termination. Such termination shall not relieve any party from obligations that are expressly indicated to survive termination of this Agreement.

(b) All of the parties’ rights and obligations under Section 11, Section 12.01(b), this Section 13, Section 14, Section 15 and Section 16 shall survive termination of this Agreement.

SECTION 14.

CONFIDENTIALITY

Section 14.01. Generally.

Each party acknowledges that it has received, and may in the future receive Confidential Information of one or more of the other parties pursuant to this Agreement. Each party shall (a) safeguard and hold any Confidential Information received by it from any other party in confidence, except to the extent required in connection with the permitted exploitation of such Confidential Information in accordance with this Agreement, and (b) limit disclosure of such Confidential Information to those directors, employees, agents and representatives with a need to know in connection with the permitted exploitation of such information in accordance with this Agreement and who are bound by obligations of confidentiality at least as stringent as those set forth herein. No party shall, directly or indirectly, disclose, publish or use the Confidential Information of another party for the benefit of any Third Party or itself, except to the extent permitted by this Agreement and Section 14.02. “Confidential Information” shall include know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property whether provided prior to, on or after the Closing Date, but shall not include the following:

(a) information that is known to the receiving party prior to the time of disclosure of it, to the extent evidenced by written records or other competent proof;

(b) information that is independently developed by employees, agents or independent contractors of the receiving party or its Affiliates without reference to or reliance upon the information furnished by the disclosing party, as evidenced by written records or other competent proof;

(c) information disclosed to the receiving party or its Affiliates by a Third Party that has a right to make such disclosure; or

(d) any other information that becomes part of the public domain through no fault or negligence of the receiving party.

Section 14.02. Permitted Disclosures.

A party shall be entitled to disclose another party’s Confidential Information (a) as required to be disclosed in compliance with applicable laws, including to comply with Securities and Exchange Commission rules and regulations (New York Stock Exchange or other stock exchange disclosure requirements), or by order of any Governmental Authority, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) as may be necessary in connection with the permitted exploitation of such Confidential Information in accordance with this Agreement; provided that the party disclosing another party’s Confidential Information pursuant to this Section 14.02 shall promptly notify such other party and shall use commercially reasonable efforts to obtain confidential treatment of such Confidential Information by the Person to whom such information is to be disclosed; provided, further, that, in the case of disclosure by a party of another party’s Confidential Information pursuant to clause (a) above, such party shall (i) provide such other party with prompt prior notice of the proposed disclosure so that such other party may seek a protective order or other appropriate remedy, and (ii) provide such other party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

Section 14.03. Confidentiality Agreement.

The confidentiality obligations set forth in this Section 14 shall supersede the confidentiality obligations set forth in the certain Confidentiality Agreement dated 17 January 2003, between WFHC and Shire.

SECTION 15.

SURVIVAL; INDEMNIFICATION

Section 15.01. Survival of Representations.

The representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until the first (1st) anniversary of the Closing Date; provided, however, that if notice of any claim for indemnification pursuant to Section 15.02(a) or Section 15.03(a) shall have been given prior to the earlier of the first (1st) anniversary of the Closing Date or prior to the termination of this Agreement, the relevant representations and warranties shall survive for purposes of such claim until such time as such claim is finally resolved.

Section 15.02. Indemnification by WFHC.

(a) Subject to Sections 15.06 and 15.02(b), from and after the Closing, WFHC shall indemnify Shire, its Affiliates and each of their respective stockholders, directors, officers, employees, agents and representatives (the “Shire Indemnified Parties”) against, and hold them harmless from, any loss, liability, claim, damage, expense and expenses (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

(i) subject to Section 15.01, any breach of any representation or warranty of WFHC that is contained in this Agreement;

(ii) any material breach by WFHC of any term or covenant contained in this Agreement;

(iii) any Liabilities arising in respect of the Business prior to Closing, including without limitation, the ownership or operation of the Business, Transferred Assets, Licensed Intellectual Property or Licensed Regulatory Documentation prior to the Closing and any product liability claims in respect of the Business prior to the Closing, whether or not any claim in respect of such Liability is notified before or after the Closing; and

(iv) any Liabilities arising in respect of the Business outside of the Territory after the Closing, including, without limitation, the ownership or operation of the Business and any product liability claims in respect of the Business outside the Territory, provided that WFHC shall not be obligated to indemnify the Shire Indemnified Parties to the extent such loss arose from or in connection with the breach of any obligation of any Shire Indemnified Party under this Agreement or an act or omission constituting negligence or willful misconduct on the part of a Shire Indemnified Party.

(b) WFHC shall not be required to indemnify any Person, and shall not have any Liability under Sections 15.02(a)(i) or 15.02(a)(ii):

(i) unless the aggregate of all Losses for which WFHC would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to two percent (2%) of the Payment, and then only to the extent of any such excess; and

(ii) in excess of an aggregate amount equal to one hundred percent (100%) of the Payment.

Section 15.03. Indemnification by Shire.

(a) Subject to Section 15.06 and 15.03(b), from and after the Closing, Shire shall indemnify WFHC, its Affiliates and each of their respective stockholders, directors, officers, employees, agents and representatives (the “WFHC Indemnified Parties”) against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

(i) subject to Section 15.01, any breach of any representation or warranty of Shire that is contained in this Agreement;

(ii) any material breach by Shire of any term or covenant contained in this Agreement; or

(iii) any Liabilities arising in respect of the Business in the Territory after the Closing, including, without limitation, the ownership or operation of the Business, Transferred Assets, Licensed Intellectual Property or Licensed Regulatory Documentation in the Territory after the Closing, any product liability claims in respect of the Business in the Territory and any obligations under Section 8 hereof with respect to the Territory;

provided that Shire shall not be obligated to indemnify the WFHC Indemnified Parties to the extent such loss arose from or in connection with the breach of any obligation of any WFHC Indemnified Party under this Agreement or an act or omission constituting negligence or willful misconduct on the part of a WFHC Indemnified Party;

provided further that for purposes of clause (iv) above, any Liabilities arising in respect of the Business after the Closing which are related to a Reversion Country shall be deemed to be included within the “Territory” if such Liabilities arose prior to WFHC’s acquisition of the Abandoned Product Registration and related assets from Shire with respect to such Reversion Country under Section 7.02(c) of this Agreement.

(b) Shire shall not be required to indemnify any Person, and shall not have any Liability under Sections 15.03(a)(i) or 15.03(a)(ii):

(i) unless the aggregate of all Losses for which Shire would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to two percent (2%) of the Payment, and then only to the extent of any such excess; and

(ii) in excess of an aggregate amount equal to one hundred percent (100%) of the Payment.

Section 15.04. Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 15.02 or 15.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 15.02 or 15.03, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 16.12.

Section 15.05. Sole Remedy; No Additional Representations.

(a) Except as otherwise specifically provided in this Agreement, each of the parties acknowledge and agree that its sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under or that are reasonably related to this Agreement, the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, other tortious acts, or relating to breaches of terms or covenants under this Agreement after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Section 15. In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action under or that are reasonably related to this Agreement, the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, other tortious acts, or relating to breaches of terms or covenants under this Agreement after the Closing Date) it may have against any other party hereto arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 15.02 or Section 15.03, as applicable).

(b) Shire also acknowledges that, should the Closing occur, except as expressly set forth in the representations and warranties set forth in Section 5.01 of this Agreement, there are no representations or warranties by WFHC of any kind, express or implied, with respect to the Product, the Transferred Assets, the Licensed Intellectual Property, the Licensed Regulatory Documents or the

Licensed Improvements, and that Purchaser is purchasing the Transferred Assets “as is”, “where is” and “with all faults.” Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Section 5.01 of this Agreement, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

Section 15.06. Limitations on Liability.

EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS AND THE COSTS OF RECALLS AND VOLUNTARY REPLACEMENTS OF PRODUCT, THE OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS.

Section 15.07. Cooperation.

WFHC and Shire shall cooperate with one another in resolving any claim or liability with respect to which one party is obligated to indemnify another under this Agreement, including by making all reasonable commercial efforts to mitigate or resolve any such claim or liability.

Section 15.08. Strict Liability or Indemnitee Negligence.

THE INDEMNIFICATION PROVISIONS IN THIS SECTION 15 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT, OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS, INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCT LIABILITY, SECURITIES OR OTHER LAWS, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION; PROVIDED THAT THE FOREGOING SHALL NOT BE CONSTRUED TO RESTRICT OR LIMIT ANY DAMAGES, LOSSES, COSTS, EXPENSES, COMPENSATION, REIMBURSEMENT OR OTHER AMOUNT THAT THE INDEMNIFYING PARTY MAY BE ENTITLED TO RECOVER FROM THE INDEMNITEE UNDER THIS AGREEMENT OR APPLICABLE LAW.

SECTION 16.

MISCELLANEOUS

Section 16.01. Force Majeure.

Any delays in performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including acts of God, embargoes, governmental restrictions, inability to obtain material, fire, flood, earthquake, hurricanes, storms, tornadoes, explosion, riots, wars, terrorism, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage (each, a “Force Majeure Event”). The party suffering the occurrence of a Force Majeure Event shall immediately notify the other party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by such Force Majeure Event, provided that the party suffering such Force Majeure Event uses commercially reasonable efforts to mitigate any such delay. The party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled. Where a Force Majeure Event is reasonably foreseeable, the party affected by the event shall use commercially reasonable efforts to mitigate or prevent the effects of such foreseeable Force Majeure Event in light of the nature of the Force Majeure Event and the amount of time reasonably available to it to prepare for same.

Section 16.02. Assignment.

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), and any attempt to do so will be null and void; provided, however, that (a) subject to the prior written consent of WFHC (such consent not to be unreasonably withheld or delayed) and the last sentence of this Section 16.02, Shire may (i) assign its rights and obligations to the successor in interest to its business or a purchaser of all or substantially all of its assets relating to the Product and Licensed Improvements; provided that such party’s assignee assumes in writing the obligations and duties of that party under this Agreement and (ii) pledge and grant a security interest in any and all of that party’s rights and interests under this Agreement and (b) WFHC may (i) assign its rights and obligations to the successor in interest to its business or a purchaser of all or substantially all of its assets relating to the Product and Licensed Improvements; provided that such party’s assignee assumes in writing the obligations and duties of that party under this Agreement and (ii) pledge and grant a security interest in any and all of that party’s rights and interests under this Agreement provided that such security holder assumes in writing not to disturb the rights granted to Shire and its Affiliates under this Agreement in the event that it exercises such security interest substantially in accordance with the Collateral Release Agreement. Notwithstanding the foregoing but subject to Section 7.02(c), neither Shire nor any of its Affiliates shall have any right to assign any right, interest or obligation relating, directly or indirectly, to any Gillette Patent, Gillette Know-How, BMS Know-How, BMS Manufacturing Know-How, Transferred Regulatory Documentation or Master Retained Information, without the prior written consent of Gillette or BMS, as applicable, and any attempt to do so will be null and void.

Section 16.03. Non-Waiver.

Any failure on the part of a party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Section 16.04. Entirety of Agreement.

This Agreement and the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

Section 16.05. Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Notwithstanding anything contained in this Section 16.05 to the contrary, neither WFHC nor Shire shall amend, supplement or otherwise modify this Agreement after the Effective Date in a manner that would adversely impair the rights or expand the obligations of Gillette and/or BMS under this Agreement, the Master Vaniqa® License Agreement, the Master Vaniqa® Purchase Agreement or the Master Vaniqa® Supply Agreement unless and until Gillette and/or BMS, as applicable, has consented in writing to the same, and any such amendment, supplement or modification entered into without such consent shall be null and void and have no effect.

Section 16.06. Relationship of the Parties.

In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the parties. Except as otherwise provided herein, no party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by such party.

Section 16.07. Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 16.08. Expenses.

Each party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

Section 16.09. Notices.

All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) an internationally recognized courier service guaranteeing next-day or two-day delivery, charges prepaid; or (b) facsimile (with original promptly sent by any of the foregoing manners). Any such notices shall be addressed to the receiving party at such party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either party:

if to WFHC, to:

Women First HealthCare, Inc.

5355 Mira Sorrento Place, Suite 700

San Diego, CA 92121

Facsimile: (858) 509-3685

Telephone: (858) 509-3809

Attention: Edward F. Calesa, Chairman and Chief Executive Officer

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, CA 92130-2071

Facsimile: (858) 523-5450

Telephone: (858) 523-5400

Attention: Scott N. Wolfe, Esq.

if to Shire, to:

Shire Pharmaceuticals Ireland Limited

Pharmapark

Chapelizod

Dublin 20

Ireland

Facsimile: (353) 1 623 7469

Telephone: (353) 1 630 5411

Attention: Brian Martin

with a copy to:

Shire Pharmaceuticals Group plc

Hampshire International Business Park

Chineham, Basingstoke

Hampshire RG24 8EP UK

Facsimile: +44 1256 894000

Telephone: +44 1256 894708

Attention: Tatjana May, General Counsel

All notices shall be effective upon such personal delivery, two (2) days after delivery to such courier or upon transmission by facsimile, as the case may be. Copies shall be sent in the same manner as originals.

Section 16.10. Descriptive Headings.

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 16.11. Injunctive Relief.

Each of the parties hereto agrees that if Section 14 of this Agreement is not performed in accordance with its specific terms, (a) severe and irreparable damage would occur, (b) no adequate remedy at law would exist and (c) damages would be difficult to determine. Each of the parties agrees that, in such case, the injured party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable law, and the breaching party shall waive any requirement that such party post bond as a condition for obtaining any such relief.

Section 16.12. Dispute Resolution.

The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term which relates to either party’s rights and/or obligations hereunder. Except as otherwise provided by Section 16.11 with respect to disputes regarding Section 14 of this Agreement, in the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective officers designated below, or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For WFHC:    Edward F. Calesa

  Chairman and Chief Executive Officer

For Shire:        Richard de Souza

   Director International

In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the parties may mutually agree in writing, the parties agree to have the dispute finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, 201-208. The arbitration shall be held in New York City, New York, U.S.A. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language. In any such arbitration, WFHC shall select one (1) arbitrator and Shire shall select one (1) arbitrator, who, in each case, shall be an experienced lawyer and fluent in English. The arbitrators selected by the parties shall select a third arbitrator from among arbitrators designated by the American Arbitration Association.

However, either party may, apply to any court having jurisdiction over such dispute or controversy and seek interim injunctive relief under Section 14 until the arbitration award is rendered or the controversy is otherwise resolved. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK FOR ANY SUIT BROUGHT OR ACTION COMMENCED IN CONNECTION WITH THIS AGREEMENT OR THE OBLIGATIONS AND AGREES NOT TO CONTEST VENUE IN ANY SUCH COURTS. In any such litigation, each of the parties hereto waives personal service of any summons, complaint or other process, and agrees that the service thereof may be made directly to its address provided in accordance with Section 16.09. The choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce the same in any appropriate jurisdiction.

Section 16.13. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice the law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 16.14. Successors and Assigns.

Each of WFHC and Shire agree that (i) Sections 2.01, 2.06(b), 2.07, 2.10, 12.01(b), 16.02, 16.05 and 16.14 confer upon Gillette third party beneficiary rights and (ii) Sections 2.02, 2.10(c), 8.01(f), 12.01(b), 16.02, 16.05 and 16.14 confer upon BMS third party beneficiary rights. Each of Gillette and

BMS shall have the right to enforce directly such provisions (including covenants set forth therein), and any other provisions reasonably necessary to enforce or give effect to such provisions. Except as provided in this first sentence of this Section 16.14, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 16.15. Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.15.

Section 16.16. Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 16.17. Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties have executed this LICENSE AND SUPPLY AGREEMENT as of the day and year first above written.

WOMEN FIRST HEALTHCARE, INC.

By:	/s/ Edward F. Calesa
Name: Edward F. Calesa
Title: Chairman and Chief Executive Officer

SHIRE PHARMACEUTICALS IRELAND LIMITED

By:	/s/ Richard de Souza
Name: Richard de Souza
Title: Director

[SIGNATURE PAGE TO LICENSE AND SUPPLY AGREEMENT]